   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1997

                                                        REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    Form F-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                     RITCHIE BROS. AUCTIONEERS INCORPORATED
             (Exact name of Registrant as specified in its charter)

             CANADA                                7389                            NOT APPLICABLE
 (State or other jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
 incorporation or organization)         Classification Code Number)              Identification No.)

                              9200 BRIDGEPORT ROAD
                   RICHMOND, BRITISH COLUMBIA, CANADA V6X 1S1
                                 (604) 273-7564
   (Address and telephone number of Registrant's principal executive offices)

                             LAWCO OF OREGON, INC.
                        1211 SW FIFTH AVENUE, SUITE 1500
                          PORTLAND, OREGON 97204-3715
                               ATTN: SUSAN KIPPER
                                 (503) 727-2000
           (Name, address, and telephone number of agent for service)
                      ------------------------------------

                                   Copies to:

                ROY W. TUCKER, ESQ.                                    BRUCE CZACHOR, ESQ.
                    PERKINS COIE                                       SHEARMAN & STERLING
         1211 S.W. FIFTH AVENUE, SUITE 1500                            COMMERCE COURT WEST
            PORTLAND, OREGON 97204-3715                             199 BAY STREET, SUITE 4405
                   (503) 727-2000                                TORONTO, ONTARIO, CANADA M5L 1E8
                                                                          (416) 360-2972

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                      ------------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
TITLE OF EACH CLASS                                                        PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
OF SECURITIES BEING REGISTERED                                                OFFERING PRICE(1)(2)      REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Shares, without par value.......................................            $53,360,000               $16,170

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(1) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(2) Includes shares subject to the Underwriters' over-allotment option.
                      ------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                     PART I

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus. One form of prospectus (the "U.S. Prospectus") is to be used in connection with a United States offering and one form of prospectus (the "International Prospectus") is to be used in connection with a concurrent international offering outside the United States. The U.S. Prospectus and the International Prospectus are identical except that they contain different front and back cover pages. The form of U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus which differ from, or are in addition to, those used in the U.S. Prospectus. Each of the pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus." Ten copies of each of the complete U.S. Prospectus and the International Prospectus in the exact forms in which they are to be used after effectiveness will be filed with the Securities and Exchange Commission pursuant to Rule 424(b).

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED SEPTEMBER 26, 1997
PROSPECTUS
[LOGO]                          2,900,000 SHARES
                     RITCHIE BROS. AUCTIONEERS INCORPORATED
                                 COMMON SHARES
                            ------------------------

     All of the Common Shares (the "Common Shares") offered hereby (the "Offering") are being offered by Ritchie Bros. Auctioneers Incorporated in the United States and internationally outside the United States.

     Prior to the Offering, there has been no public market for the Common Shares. It is currently anticipated that the initial public offering price will be between $14.00 and $16.00 per share. For a discussion of the factors that will be considered in determining the initial public offering price of the Common Shares, see "Underwriting."

     Application has been made to have the Common Shares approved for listing on the New York Stock Exchange under the symbol "RBA."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=====================================================================================================
                                                 PRICE TO         UNDERWRITING        PROCEEDS TO
                                                  PUBLIC          COMMISSION(1)       COMPANY(2)
-----------------------------------------------------------------------------------------------------
Per Share...................................    $               $                  $
-----------------------------------------------------------------------------------------------------
Total(3)....................................  $                 $                  $
=====================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $620,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to 435,000 additional Common Shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Commission and Proceeds to
    Company will be $          , $          and $          , respectively. See
    "Underwriting."
                            ------------------------

     The Common Shares offered hereby are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in New York, New York on or
about           , 1997.
                            ------------------------

MERRILL LYNCH & CO.
                                          FURMAN SELZ
                                                      MORGAN STANLEY DEAN WITTER
                            ------------------------

                The date of this Prospectus is           , 1997.

                                   [PICTURE]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON SHARES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the combined financial statements and related notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted or unless the context otherwise requires, (i) "Ritchie Bros." or the "Company" refers to Ritchie Bros. Auctioneers Incorporated, either alone or together with its subsidiaries, as such entity or entities will exist following the Reorganization to be effected prior to consummation of the Offering, (ii) the information in this Prospectus gives effect to the combination of the predecessor entities to the Company as if completed on May 1, 1992, (iii) "fiscal" in connection with a year means the 12 months ended April 30 of the calendar year specified, (iv) "$" or "dollars" refers to United States dollars and (v) the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. See "-- The Company," "The Reorganization" and "Underwriting." The combined financial statements included elsewhere in this Prospectus have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). Effective December 31, 1997, the Company intends to change its fiscal year end from April 30 to December 31.

     The Ritchie Bros. logo and Ritchie Bros. Auctioneers are among the Company's trademarks. Trademarks of other entities are also included in this Prospectus.

                                  THE COMPANY

     Ritchie Bros. is the world's leading auctioneer of industrial equipment, operating through 50 locations in 13 countries in North America, Europe, Asia and Australia. The Company sells, through public auctions, a broad range of used industrial equipment, including equipment used in the construction, transportation, mining, forestry, petroleum and agricultural industries. Ritchie Bros. conducts its auctions on an unreserved basis, with each and every item being sold to the highest bidder on the day of the auction, and no minimum prices or bidding permitted on behalf of consignors. Ritchie Bros. attracts a broad international base of customers to its auctions through its worldwide marketing efforts and reputation for conducting auctions through a fair selling process. Many of the Company's customers are both consignors and buyers. Management believes that the Company's reputation and leading market position, as well as the breadth and international composition of the customers at Ritchie Bros.' auctions, result in a greater volume of consigned equipment and higher gross auction sales than in other auction venues.

     Ritchie Bros.' auction business has experienced significant growth over the last five years. During that period, the Company's gross auction sales have grown from $477.1 million in its fiscal year ended April 30, 1993 to $792.9 million in its fiscal year ended April 30, 1997, representing a compound annual growth rate of 13.5%. During the same five fiscal years, the Company's annual auction revenues have grown from $45.0 million to $72.2 million, representing a compound annual growth rate of 12.5%, and income before income taxes has grown from $13.0 million to $25.0 million, representing a compound annual growth rate of 17.8%.

KEY STRENGTHS

     Ritchie Bros. has several key operating strengths that provide distinct competitive advantages which have enabled the Company to achieve significant and profitable growth.

     Reputation for Conducting Fair Auctions. Management believes that the Company's highly publicized commitment to fair dealing and the unreserved auction process has been a key contributor to the Company's past growth and success. All Ritchie Bros. auctions are unreserved, meaning that there are no minimum prices; each and every item is sold to the highest bidder on the day of the auction. By contract, each consignor is prohibited from bidding on its own consigned items at the auction, or in any way artificially affecting the auction result. In addition, the Company adheres to a policy prohibiting it from artificially affecting the auction result by bidding on any items being auctioned. Each bidder has confidence that if he or she makes the highest bid for an item, even if that bid is less than the item's anticipated sale price, the item will be sold to that bidder. Management believes that Ritchie Bros.' reputation for conducting fair auctions is a major competitive advantage. Ritchie Bros.' auctions generally draw a larger number of bidders than other industrial equipment auctions. The larger bidder audience at a Ritchie Bros. auction attracts potential consignors who reason that a large number of bidders competing for the same items is the best way to maximize the selling price of their equipment. Greater volume and selection of consigned equipment at an auction, in turn, attracts more bidders to the auction. As a result, a critical mass of both equipment and buyers is achieved in a process that is self reinforcing.

     High Quality Services for Consignors and Bidders. Ritchie Bros.' auction operations are conducted on a standardized basis around the world and provide consignors assurance that they will obtain the best return on their dispositions of equipment and bidders confidence that they will be given the opportunity to obtain equipment at a fair price.

     For consignors, Ritchie Bros.' comprehensive services typically begin with an equipment appraisal that gives the prospective consignor a reliable and credible estimate of the value of the appraised equipment. Ritchie Bros. stands behind each of its appraisals with a proposal, tailored to the consignor, that may include an alternative commission structure based upon a guaranteed minimum level of gross sale proceeds, or an outright purchase. Ritchie Bros.' willingness to take consignment of a customer's full equipment fleet (and all ancillary assets, including inventories, parts, tools, attachments and construction materials), rather than only the most desirable items, is another important service to the consignor. Ritchie Bros. also offers repair and refurbishment services to consignors, and provides advice on how to present the equipment in order to maximize the consignor's proceeds. On behalf of the consignors, the Company contracts with selected painters and other trade service providers at each of its auction sites and often provides facilities for on-site cleaning and refurbishment of equipment.

     For bidders, Ritchie Bros. provides an array of services to make the bidding and purchasing process convenient. Ritchie Bros. personnel perform extensive title searches on the equipment consigned, and the Company warrants free and clear title to each buyer. Equipment being offered at the auction is available for inspection by prospective buyers prior to the auction. Other services include a reception on the evening before the auction, expedited check-in procedures, streamlined paperwork and the provision of meeting rooms, third party financing, access to trucking and freight forwarding, vehicle registration and customs brokerage services at the auction site.

     International Scope. Ritchie Bros. markets each auction to a global customer base of potential bidders and consignors. Because international buyers are willing to travel to a Ritchie Bros. auction, consignors have confidence that they will receive the highest possible price for their equipment. Ritchie Bros. has conducted auctions in 16 countries throughout the world, and has offices in 13 countries. Approximately 17% of Ritchie Bros.' gross auction sales for fiscal 1997 represented purchases by bidders from countries outside of the country in which the auction was held.

     Proprietary Databases and Software. The Company's proprietary databases provide access to information regarding potential bidders and equipment valuations that, in the view of management, significantly enhances the Company's ability to effectively market its auction services. The Company's customer database contains over 250,000 names from 167 countries and provides, in respect of each customer, information that can be used in developing a relationship with that customer, such as auction attendance, trade association membership, buying and travel habits and sales tax and banking information. The Company's database of equipment valuations, drawn from sale prices at its own auctions as well as other sources of information, allows the Company to identify market trends that both facilitate accurate appraisals and allow the Company to target its marketing in response to those trends.

     Size and Financial Strength. In the highly fragmented industrial equipment auction market, Ritchie Bros. is the world's largest auction company. Based upon an industry source that reports sales by companies in the construction equipment segment of the industrial equipment auction market, in calendar 1996 the reported gross auction sales of Ritchie Bros. in that segment exceeded the combined gross auction sales of the other 34 reported companies. Ritchie Bros.' total gross auction sales for calendar 1996 were more than three times the total gross auction sales of its closest competitor in the industrial equipment auction market.

     Dedicated and Experienced Workforce. Ritchie Bros.' dedicated and motivated employees are an important strength of the Company. Of the Company's 202 sales and managerial employees, 52 have been with the Company for over 10 years and an additional 48 have been with the Company for over five years. Average annual turnover among the same group has been less than 7% over the past three years. All employees participate in a performance bonus plan tying their overall compensation to corporate and personal performance. Key employees have a substantial equity stake in the Company. The 15 beneficial owners of the Company's predecessor entities, all of whom have entered into employment agreements with the Company, have a combined 293 years of experience with Ritchie Bros., an average of 19.5 years per individual. See "Business -- Employees" and "Management."

GROWTH STRATEGY

     Ritchie Bros.' strategic objective is to continue its profitable growth by increasing income from operations in the Company's existing markets through developing new and upgrading existing permanent auction sites, and by expanding into new geographic markets. The Company is also assessing possible opportunities to expand its presence in market segments that the Company has not historically emphasized.

     Increase Income from Operations in Existing Geographic Markets. Management believes that developing new and upgrading existing permanent auction sites will increase the Company's income from operations. Such permanent, purpose-built sites enable the Company to enhance its corporate identity and establish a long-term presence in the communities in which they are located. By establishing itself in its local markets and by holding frequent and regularly scheduled auctions at its permanent sites, the Company is able to more consistently attract a large volume of consignors and bidders to its auctions.

     Expand into New Geographic Markets. The Company intends to continue to geographically expand its operations by (i) establishing additional auction operations in markets where it has had a strong long-term presence, such as parts of the United States, (ii) increasing its presence in newer markets, such as Europe, Asia and Australia, where it has begun to develop significant business, and (iii) entering new markets such as the Middle East and South America. Management believes that the Company's experience and demonstrated success in developing new geographic markets, its established international base of customers and its reputation as the world's preeminent industrial equipment auctioneer will provide significant advantages to the Company in its efforts to expand into new geographic markets.

     Expand into New Auction Market Segments. Ritchie Bros. will continue to assess possible opportunities to expand its presence in market segments that the Company has not historically emphasized. Management believes that expansion opportunities exist in agriculture and certain transportation segments of the industrial equipment auction market, among others. Such expansion could be pursued either by acquiring existing businesses, by hiring experienced personnel, or by internally generated growth.
                                ---------------

     The Company's principal executive offices are located at 9200 Bridgeport Road, Richmond, British Columbia, Canada V6X 1S1, and its telephone number is
(604) 273-7564. The Company maintains a web site on the internet at www.rbauction.com.

                                  THE OFFERING

Common Shares offered
hereby.....................  2,900,000 shares(1)

Common Shares to be
outstanding after the
  Offering.................  16,113,666 shares(1)(2)(3)

Use of proceeds............  The net proceeds to the Company from the Offering, after deducting estimated underwriting commissions and estimated expenses, are estimated to be $39.8 million and will be used (i) to acquire and develop additional permanent auction sites, (ii) to replace or to fund improvements at existing permanent auction sites and (iii) for general corporate purposes, including working capital.

Listing....................  Application has been made to have the Common Shares approved for listing on the New York Stock Exchange under the symbol "RBA."
---------------

(1) Excludes up to 435,000 Common Shares that may be sold by the Company to the Underwriters to cover over-allotments, if any.

(2) Includes (i) 12,715,667 Common Shares to be issued to owners of the Company's predecessor entities in connection with the Reorganization and
     (ii) 497,999 Common Shares issued or to be issued to employees prior to consummation of the Offering pursuant to the Company's Employee Equity Participation Program. See "The Reorganization" and "Management -- Employee Equity Participation Program."

(3) Excludes 1,500,000 Common Shares reserved for issuance pursuant to awards under the Company's 1997 Stock Option Plan (the "Stock Option Plan"), of which 196,333 Common Shares are subject to options with an exercise price of $0.10 per share granted or to be granted to employees prior to consummation of the Offering pursuant to the Employee Equity Participation Program. See "Management -- Employee Equity Participation Program" and "-- Stock Option Plan."

                                  RISK FACTORS

     Prospective purchasers of the Common Shares should consider all of the information contained in this Prospectus before making an investment in the Common Shares. The Company's financial performance is subject to various risks, including risks related to the Company's potential inability to achieve and manage growth, quarterly and seasonal fluctuations in revenues and operating results, exposure to potential losses from guarantees of gross sale proceeds and from direct purchases of inventory, and the effect on its business of downturns in cyclical industries in which its customers operate or adverse changes in general or regional economic conditions. Prospective purchasers should consider these and the other factors set forth herein under "Risk Factors."

                   SUMMARY COMBINED FINANCIAL AND OTHER DATA

     The following summary combined financial and other data relating to the Company has been taken or derived from the combined financial statements and other records of the Company and should be read in conjunction with the combined financial statements and the related notes thereto, "Selected Combined Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this Prospectus. Except as indicated below, the summary combined financial data is not materially different under U.S. GAAP.

                                                                                                            THREE MONTHS
                                                          FISCAL YEAR ENDED APRIL 30,                      ENDED JULY 31,
                                            --------------------------------------------------------    --------------------
                                              1993        1994        1995        1996        1997        1996        1997
                                            --------    --------    --------    --------    --------    --------    --------
                                                 (IN THOUSANDS, EXCEPT SELECTED OPERATING DATA              (UNAUDITED)
                                            AND PER SHARE DATA)
INCOME STATEMENT DATA:
Auction revenues(1)......................   $ 45,003    $ 50,066    $ 51,326    $ 65,306    $ 72,186    $ 17,155    $ 22,888
Direct expenses..........................    (10,507)    (11,925)    (12,979)    (13,138)    (13,908)     (3,320)     (5,011)
                                            --------    --------    --------    --------    --------    --------    --------
                                              34,496      38,141      38,347      52,168      58,278      13,835      17,877
Depreciation.............................     (1,198)     (1,327)     (1,708)     (1,820)     (2,014)       (439)       (533)
General and administrative expense.......    (20,319)    (20,801)    (24,628)    (26,848)    (31,099)     (7,408)     (8,156)
Employee equity participation
  expense(2).............................         --          --          --          --          --          --      (7,733)
                                            --------    --------    --------    --------    --------    --------    --------
Income from operations...................     12,979      16,013      12,011      23,500      25,165       5,988       1,455
Interest expense.........................       (411)       (611)     (1,274)     (1,104)     (1,081)       (228)       (319)
Other income.............................        413       1,336         677       1,179         917         121         128
                                            --------    --------    --------    --------    --------    --------    --------
Income before income taxes...............     12,981      16,738      11,414      23,575      25,001       5,881       1,264
Income taxes(3)..........................     (2,177)     (2,456)     (2,975)     (4,428)     (5,992)     (1,400)     (1,883)
                                            --------    --------    --------    --------    --------    --------    --------
Net income (loss)........................   $ 10,804    $ 14,282    $  8,439    $ 19,147    $ 19,009    $  4,481    $   (619)
                                            ========    ========    ========    ========    ========    ========    ========
U.S. GAAP -- Net income (loss)(4)........   $ 10,804    $ 14,282    $  8,439    $ 19,147    $ 19,009    $  4,481    $   (828)
                                            ========    ========    ========    ========    ========    ========    ========
PRO FORMA INCOME STATEMENT DATA
  (UNAUDITED):
General and administrative expense(5)....   $(21,286)   $(23,300)   $(25,136)   $(28,826)   $(31,432)   $ (7,780)   $ (8,945)
Employee equity participation
  expense(2).............................         --          --          --          --          --          --     (10,345)
Income (loss) from operations............     12,012      13,514      11,503      21,522      24,832       5,616      (1,946)
Income (loss) before income taxes........     12,014      14,239      10,906      21,597      24,668       5,509      (2,137)
Income taxes(3)..........................     (5,114)     (5,756)     (5,030)     (7,943)     (9,267)     (2,159)     (2,124)
                                                                                            --------                --------
Net income (loss)........................                                                   $ 15,401                $ (4,261)
                                                                                            ========                ========
Net income (loss) per share (fully
  diluted)...............................                                                   $   1.06                $  (0.29)
Weighted average shares outstanding
  (fully diluted)(7).....................                                                     14,473                  14,473

BALANCE SHEET DATA (END OF PERIOD):
Working capital..........................   $ 19,461    $ 23,900    $ 21,822    $ 33,132    $ 39,707    $ 34,068    $ 36,241
Total assets.............................     78,685      87,802      98,621     150,969     142,858      82,131      95,607
Total debt...............................     48,808      52,353      60,903     102,168      83,533      32,658      39,556
Total equity.............................     29,877      35,449      37,718      48,801      59,325      49,473      56,051

SELECTED OPERATING DATA:
Gross auction sales(6)...................   $477,056    $567,506    $634,058    $752,735    $792,865    $192,256    $246,744
Auction revenues as percentage of gross
  auction sales..........................       9.43%       8.82%       8.09%       8.68%       9.10%       8.92%       9.28%
Number of consignors.....................      8,878       8,650      10,460      10,744      12,088       3,029       3,654
Number of buyers.........................     24,593      25,812      27,401      27,837      30,630       7,286       8,777
Number of permanent auction sites (end of
  period)................................          8          10          11          12          13          13          13

                                                   (footnotes on following page)

(1) Auction revenues consist of commissions, gross profit on sales of inventory and interest income that is incidental to the auction business, reduced by any losses arising from gross guarantee consignments and purchases and sales of equipment by the Company as principal.

(2) Employee equity participation expense for the three-months ended July 31, 1997 reflects the grant in July 1997 to employees under the Stock Option Plan of options to purchase 133,000 Common Shares with an exercise price of $0.10 per share, and the issuance in such month to other employees of 386,000 Common Shares at the price of $0.10 per share. Pro forma employee equity participation expense reflects the grant in October 1997 to employees under the Stock Option Plan of options to purchase 63,333 Common Shares with an exercise price of $0.10 per share, and the issuance in such month to other employees of 111,999 Common Shares at the price of $0.10 per share. All of these option grants and Common Share issuances (which result in an aggregate non-recurring expense of $10.3 million) have been, or will be, made pursuant to the Employee Equity Participation Program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Management -- Stock Option Plan" and "-- Employee Equity Participation Program."

(3) For all periods presented, the majority of the Company's business operations was carried on by predecessor entities to the Company that were partnerships. Consequently, most of the income of the predecessor partnerships was included for income tax purposes in the income of the partner entities, many of which were not predecessor entities to the Company. Pro forma income tax expense has been computed as if the pro forma net income (loss) of the Company would have been subject to income taxes for all periods presented based on the tax laws in effect during the respective periods. See "The Reorganization." Such pro forma income tax expense should not be construed as indicative of future income tax expense. See Note 9 to the Company's combined financial statements included elsewhere in this Prospectus.

(4) Net income under U.S. GAAP for the three-months ended July 31, 1997 reflects restructuring expenses of $0.4 million incurred in connection with the Reorganization (which is reflected under Canadian GAAP as a reduction to equity in the Company's combined financial statements) less the reduction in income tax expense of $0.1 million related thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "The Reorganization" and Note 10 to the Company's combined financial statements included elsewhere in this Prospectus.

(5) Adjusted to reflect normalized compensation, pursuant to employment agreements with the Company, to senior employees of the Company who, prior to the Reorganization, were beneficial owners of certain predecessor entities. These senior employees were compensated in part by means of drawings and income allocations rather than salary and bonus and, in some cases, were compensated by entities that are not predecessor entities to the Company. See "The Reorganization."

(6) Gross auction sales represent the aggregate selling prices of all items sold at Ritchie Bros. auctions. Gross auction sales are key to understanding the financial results of the Company, since the amount of revenues and, to a lesser extent, certain expenses, are dependant on it.

(7) The fully diluted weighted average shares outstanding equals 386,000 outstanding Common Shares and 133,000 Common Shares issuable upon exercise of options granted by the Company in July 1997, plus 111,999 Common Shares to be issued and 63,333 Common Shares issuable upon exercise of options to be granted by the Company in October 1997 pursuant to the Employee Equity Participation Program, plus 12,715,667 Common Shares to be issued in connection with the Reorganization. See "Management -- Employee Equity Participation Program" and "The Reorganization." In addition, it gives pro forma effect to the issuance of 1,062,800 Common Shares, being that number of shares whose proceeds on the Offering would be necessary to fund the excess of the $35.0 million distribution over net income for the preceding fiscal year. Per share information is presented as if the Common Shares issued or issuable were issued at the beginning of the periods presented.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Shares offered hereby. The factors discussed below constitute, in the view of the Company's management, all material risk factors incident to the Company's business and operations.

POTENTIAL INABILITY TO ACHIEVE AND MANAGE GROWTH

     A principal component of the Company's strategy is to continue to grow by increasing income from operations in the Company's existing markets and by expanding into new geographic markets. The Company is also assessing opportunities to expand its presence in auction market segments that the Company has not historically emphasized. The Company's future growth will depend upon a number of factors, both within and outside of the Company's control, including the Company's identification and development of new markets, the identification and acquisition on favorable terms of suitable new auction sites and, possibly, of suitable acquisition candidates, the ability to hire and train qualified personnel, the successful integration of new sites and any acquired businesses with the Company's existing operations, the acceptance by potential consignors and industrial equipment buyers of the auction process generally as well as of the Company's expansion into new markets and market segments, the establishment and maintenance of favorable relationships with consignors and bidders in new markets and the maintenance of such relationships in existing markets, the receipt of any required governmental authorizations for proposed development or expansion, and the Company's ability to manage expansion and to obtain required financing. There can be no assurance that the Company will successfully expand its operations or that any expansion will be profitable. The Company has grown primarily by means of internal growth and intends to continue to do so. The Company has little experience with completing and integrating acquisitions. The failure to identify, purchase, develop and integrate new sites or to integrate any acquired businesses effectively could adversely affect the Company's financial condition and results of operations. Further, the results achieved by the Company to date may not be indicative of its prospects or its ability to penetrate new markets, many of which may have different competitive conditions and demographic characteristics than the Company's current markets. See "Business -- Growth Strategy."

     As a result of expanding its operations, the Company will experience growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. This growth will increase the operating complexity of the Company and the level of responsibility of existing and new management personnel. There can be no assurance that the Company will be able to attract and retain qualified management and employees, that the Company's current operating and financial systems and controls will be adequate as the Company grows, or that any steps taken to attract and retain management and employees and to improve such systems and controls will be sufficient.

QUARTERLY AND SEASONAL VARIATIONS IN OPERATING RESULTS

     The Company's revenues and operating results historically have fluctuated from quarter to quarter. These fluctuations have been and are expected to continue to be caused by a number of factors, including seasonal results of operations (with peak auction revenues and operating income typically occurring in the second and fourth calendar quarters of each year, primarily due to the seasonal nature of the construction and natural resources industries), general economic conditions in the Company's markets, the timing of auctions, the timing of acquisitions and development of auction sites and related costs, and the effectiveness of integrating new sites or acquired businesses. Additionally, the Company generally incurs substantial costs in entering new markets and the profitability of operations at a new location is uncertain, in part because the number and size of auctions at new locations is more variable than at the Company's more established locations. These factors, among others, may cause the Company's results of operations in some future quarters to be below the expectations of securities analysts and investors or results of previous quarters, which could have a material adverse effect on the market price of the Common Shares.

POTENTIAL LOSSES FROM PRICE GUARANTEES, PURCHASES OF INVENTORY AND ADVANCES BY THE COMPANY

     The Company generally offers its services to consignors of used industrial equipment on a straight commission basis. In certain circumstances the Company will, subject to its evaluation of the equipment, either (i) offer to guarantee the consignor a minimum level of gross sale proceeds, regardless of the ultimate results of the auction, or (ii) offer to purchase the equipment directly from the consignor and then auction such equipment as principal. If auction proceeds are less than the purchase price paid by the Company, the Company would incur a loss. If auction proceeds are less than the guaranteed amount, the Company's commission would be reduced or, if sufficiently lower, the Company would incur a loss. Because all its auctions are unreserved, the Company cannot protect itself against such losses by bidding on or acquiring any items at the auctions. During the past five years, guarantees and purchases and sales by the Company as principal have averaged in the aggregate approximately 40% of the Company's annual gross auction sales. See "Business -- Operations."

     Occasionally, the Company advances to consignors a portion of the estimated auction proceeds prior to the auction. The Company generally makes such advances only after taking possession of the equipment to be auctioned and upon receipt of a security interest in the equipment to secure the obligation. If the Company were unable to auction the equipment or if auction proceeds were less than amounts advanced, the Company could incur a loss. See "Business -- Operations."

     There can be no assurance that the Company will not incur losses in connection with any gross guarantee consignment, purchases and sales of equipment as principal or advances to consignors.

ADVERSE CHANGES IN ECONOMIC CONDITIONS; INDUSTRY CYCLICALITY

     A substantial portion of the Company's revenues are derived from customers in industries that are cyclical in nature and subject to changes in general or regional economic conditions. Adverse changes or downturns in a given industry may decrease demand for related equipment and lead to lower auction revenues. Although auction sales to residents of countries other than the country in which the auction is held have generally been increasing in recent years, the majority of auction revenues are generated by same country purchasers. As a result, the Company's operating results in a particular region may be adversely affected by events or conditions in that region, such as a local economic slowdown, adverse weather affecting local industries and other factors. The Company's operating results may also be adversely affected by increases in interest rates that may lead to a decline in economic activity.

RISKS OF COMPETITION

     The international industrial equipment market and the industrial equipment auction market are highly fragmented. The Company competes for potential purchasers of industrial equipment with other auction companies and with indirect competitors such as equipment manufacturers, distributors and dealers that sell new or used equipment, as well as equipment rental companies. The Company also competes for potential consignors with other auction companies and with indirect competitors such as used equipment dealers. The Company's direct competitors are primarily regional auction companies. Some of the Company's indirect competitors have significantly greater financial and marketing resources and name recognition than the Company. New competitors with greater financial and other resources than the Company may enter the industrial equipment auction market in the future. Additionally, existing or future competitors may succeed in entering and establishing successful operations in new geographic markets prior to the Company's entry into such markets.

     The Company believes that the industrial equipment auction market will continue to become increasingly consolidated. Consolidation may increase the competitiveness of the market in ways that could adversely affect the Company. To the extent existing or future competitors seek to gain or retain market share by reducing commission rates, the Company may also be required to modify its commission rates, which may adversely affect the Company's results of operations and financial condition.

RISKS OF NONCOMPLIANCE WITH GOVERNMENTAL AND ENVIRONMENTAL REGULATION

     In the countries in which it operates, the Company is subject to a variety of federal, provincial, state and local laws, rules and regulations relating to, among other things, the auction business, imports and exports of equipment, worker safety, and the use, storage, discharge and disposal of environmentally sensitive materials. Failure to comply with such laws, rules and regulations could result in substantial liability to the Company, suspension or cessation of certain of the Company's operations, restrictions on the Company's ability to expand at its present locations or into new locations, requirements for the acquisition of additional equipment or other significant expenses.

     The development or expansion of auction sites is contingent upon receipt of required licenses, permits and other governmental authorizations. The inability of the Company to obtain such required items could have an adverse effect on its results of operations and financial condition. Additionally, changes or concessions required by regulatory authorities could result in significant delays in, or prevent completion of, such development or expansion. Under certain of the laws regulating the use, storage, discharge and disposal of environmentally sensitive materials, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such real estate, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of or was responsible for the presence of such hazardous or toxic substances. There can be no assurance that environmental contamination does not exist at the Company's acquired or leased auction sites from prior activities at such locations or from neighboring properties or that additional auction sites acquired or leased by the Company will not prove to be so contaminated. Any such contamination could materially adversely affect the Company's financial condition or results of operations.

     The imposition of additional export or import regulations or of additional duties, taxes or other charges on exports or imports could have a material adverse impact on participation by international bidders or, to a lesser extent, consignors to the Company's auctions. Reduced participation by such parties could materially adversely affect the Company's financial condition or results of operations.

POTENTIAL INADEQUACY OF INSURANCE COVERAGE

     The Company maintains property and general liability insurance. There can be no assurance that such insurance will remain available to the Company at commercially reasonable rates or that the amount of such coverage will be adequate to cover any liability incurred by the Company. If the Company is liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of its coverage, its business, results of operations and financial condition could be materially adversely affected.

RISKS OF INTERNATIONAL OPERATIONS

     The Company conducts auctions in North America, Europe, Asia and Australia and intends to expand its international presence. The Company's operations in international markets may be affected by fluctuating currency exchange rates and by changing economic, political and governmental conditions and regulations.

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance and development will depend to a significant extent on the efforts and abilities of David E. Ritchie, a co-founder of the Company and its Chairman and Chief Executive Officer, and of its other executive officers, particularly C. Russell Cmolik, President and Chief Operating Officer. The loss of the services of one or more of such individuals or other senior managers could have a material adverse effect on the Company's business. The Company does not maintain key man insurance for any of its employees. The Company's ongoing success will depend on its continuing ability to attract, develop and retain skilled personnel in all areas of its business. See "Management."

BROAD DISCRETION OF MANAGEMENT REGARDING PROCEEDS OF THE OFFERING

     A substantial portion of the net proceeds of the Offering has been allocated to general corporate purposes, including working capital. Accordingly, management will have broad discretion as to the application of such net proceeds. Except for the portion of the net proceeds that has been allocated to partially fund the acquisition and development of additional permanent auction sites and the replacement or improvement of existing permanent sites, the Company has not yet identified any other specific uses for the balance of such net proceeds. Pending any specific application, the Company expects to invest the net proceeds in short-term, interest-bearing, investment grade obligations. It is possible that the return on the Company's investment on any portion of the net proceeds that is not immediately used would be less than that which would be realized were such funds to be invested in the Company's business.

CONTROL BY PRINCIPAL SHAREHOLDERS

     Upon consummation of the Offering, five of the Company's existing equity holders, including David E. Ritchie and C. Russell Cmolik, will beneficially own a majority of the Company's issued and outstanding Common Shares. As a result, such shareholders, if they act together, will be able to elect all the directors and exercise significant control over the business, policies and affairs of the Company. Such ownership and control may have the effect of delaying or preventing a takeover of the Company by one or more third parties, which could deprive the Company's shareholders of a control premium that might otherwise be realized by them in connection with an acquisition of the Company. See "Principal Shareholders."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF SHARE PRICE

     Prior to the Offering there has been no public market for the Common Shares, and there can be no assurance that an active trading market will develop as a result of the Offering or, if a trading market does develop, that it will be sustained or that the Common Shares could be resold at or above the initial public offering price. The initial public offering price of the Common Shares will be determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of the price at which the Common Shares will actually trade after the Offering. For a discussion of the factors that will be considered in determining the initial public offering price of the Common Shares, see "Underwriting."

     Following consummation of the Offering, the market price of the Common Shares could be subject to significant variation due to fluctuations in the Company's operating results, changes in or actual results varying from earnings or other estimates made by securities analysts, the degree of success the Company achieves in implementing its growth strategy, changes in business or regulatory conditions affecting the Company, its customers or its competitors, and other factors both within and outside of the Company's control. In addition, the stock market may experience volatility that affects the market prices of companies in ways unrelated to the operating performance of such companies, and such volatility may adversely affect the market price of the Common Shares.

POTENTIAL FUTURE DILUTION

     Upon consummation of the Offering, 16,113,666 Common Shares will be issued and outstanding (16,548,666 Common Shares if the Underwriters' over-allotment option is exercised in full). Future sales of substantial amounts of Common Shares by the Company's principal shareholders after the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Shares. Additionally, the Company has the authority to issue Common Shares in addition to those offered hereby and one or more series of Preferred Shares. No prediction can be made as to the effect, if any, that future sales or issuances of shares, or the availability of shares for future sale, will have on the market price of the Common Shares. The Company also has reserved 1,500,000 Common Shares for issuance under the Stock Option Plan, of which 196,333 Common Shares will be reserved for issuance pursuant to options outstanding immediately prior to consummation of the Offering. The Company intends to register such shares for resale under the Securities Act after consummation of the Offering. See "Management -- Stock Option Plan," "Shares Eligible for Future Sale" and "Description of Share Capital."

     Except for the issuance by the Company of Common Shares to effect the Reorganization and of options under the Stock Option Plan, the Company and its directors, executive officers and certain other shareholders have agreed not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Common Shares or securities convertible into or exchangeable or exercisable for Common Shares or file a registration statement under the Securities Act with respect to the same or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Shares, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") for a period of 180 days after the date of this Prospectus. See "Underwriting."

     Additionally, the owners of the Company's predecessor entities, who together will own approximately 79% of the Common Shares outstanding upon consummation of the Offering, have agreed amongst themselves to impose certain additional restrictions on the sale or transfer of their Common Shares. See "Shares Eligible for Future Sale."

SUBSTANTIAL DILUTION TO NEW INVESTORS

     The initial public offering price will be substantially higher than the net tangible book value per Common Share immediately prior to the Offering. Investors purchasing Common Shares in the Offering will be subject to immediate dilution of $11.22 per share in net tangible book value, assuming an initial public offering price of $15.00 (the mid-point of the range set forth on the cover page of this Prospectus). Additionally, options to purchase 196,333 Common Shares with exercise prices of $0.10 per share will be outstanding immediately prior to the Offering under the Stock Option Plan, all of which will be immediately exercisable. The exercise of such options would result in further dilution to new investors. See "Dilution."

POTENTIAL ADVERSE IMPACT OF PREFERRED SHARES

     The Board of Directors, without further shareholder approval, can issue Preferred Shares with voting and conversion rights which could adversely affect the voting power of the holders of Common Shares. No Preferred Shares will be outstanding upon consummation of the Offering and the Company currently has no plan to issue Preferred Shares. The issuance of Preferred Shares in certain circumstances may have the effect of delaying or preventing a change of control of the Company, may discourage bids for the Common Shares at a premium over the market price of the Common Shares, and may adversely affect the market price of Common Shares. See "Description of Share Capital."

                               THE REORGANIZATION

     Ritchie Bros. Auctioneers Incorporated is a Canadian company incorporated in 1997 under the Canada Business Corporations Act. Upon completion of the Reorganization discussed below, Ritchie Bros. Auctioneers Incorporated will hold, directly or indirectly, a 100% interest in subsidiaries that will conduct the business operations and own all of the assets historically owned by a group of affiliated partnerships and companies that are the predecessor entities to the Company (the "Ritchie Bros. Group"). The 15 key employees of the Company who are beneficial owners of those predecessor entities will beneficially own Common Shares of the Company in amounts proportionate to their interests in the predecessor entities. All such key employees have signed employment agreements with the Company and have agreed to certain phased restrictions on the sale of their Common Shares over a three-year period. See "Shares Eligible for Future Sale." The Reorganization will be completed prior to consummation of the Offering.

     The Ritchie Bros. Group has conducted auctions of industrial equipment since 1963. During the course of its expansion over the past 34 years, the Ritchie Bros. Group has grown to encompass three operating partnerships and numerous corporations in various jurisdictions around the world, primarily in the United States and Canada. The purpose of the Reorganization is to transform the Ritchie Bros. Group into a corporate form that will facilitate the future growth and expansion of the business and provide an appropriate vehicle for raising capital.

     Prior to consummation of the Offering, (i) the business of the existing partnerships will be transferred into corporations, (ii) the existing partnerships will be transformed into corporations, (iii) the shares of the newly incorporated operations of the partnerships will be exchanged for shares of Ritchie Bros. Auctioneers Incorporated, and (iv) the owners of the predecessor entities will become shareholders of Ritchie Bros. Auctioneers Incorporated, which will operate as a holding company. Such transactions are collectively referred to as the "Reorganization."

     Because the majority of Ritchie Bros.' historical business operations has been carried on by partnerships, for income tax purposes, most of the income of the Ritchie Bros. Group has been included in the income of the partners, and not the operating partnerships. The Ritchie Bros. Group does, however, include companies that are partners of the United States operating partnerships and certain of the companies that are partners of the Canadian operating partnership. Because these companies or their subsidiaries will be included within the reorganized Company, the Company's combined financial statements include a provision for income taxes expensed and payable by them. Following completion of the Reorganization, the Company will be subject to income taxation in all relevant jurisdictions.

     In connection with the Reorganization, the Company will distribute $35.0 million to the pre-Offering owners of the Company's predecessor entities. See "Capitalization."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Shares in the Offering at an assumed initial public offering price of $15.00 per share (the mid-point of the range set forth on the cover page of this Prospectus), after deducting estimated underwriting commissions and estimated expenses, are estimated to be approximately $39.8 million (approximately $45.9 million if the Underwriters' over-allotment option is exercised in full). Of the estimated net proceeds, the Company expects to use approximately $23.0 million to partially fund the acquisition and development of additional permanent auction sites and the replacement or improvement of existing permanent auction sites and the remaining balance for general corporate purposes, including working capital.

     The foregoing represents the Company's best estimate of its use of the net proceeds of the Offering based on current planning and business conditions. The Company reserves the right to change its use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur. Except for the expenditures identified above, the Company has not yet identified any other specific uses for the balance of such net proceeds. Pending any specific application, the Company expects to invest the net proceeds in short-term, interest-bearing, investment grade obligations. See "Risk Factors -- Broad Discretion of Management Regarding Proceeds of the Offering."

                                DIVIDEND POLICY

     Subject to financial results and declaration by the Board of Directors, Ritchie Bros. currently anticipates declaring and paying a regular annual dividend on its Common Shares, with the initial dividend to be declared in respect of, and paid following, the fiscal year ending December 31, 1998. The declaration and payment of dividends on the Common Shares will be subject to the discretion of the Board of Directors and the retention of sufficient cash to fund the Company's growth objectives. The timing and amount of dividends, if any, will depend on, among other things, the Company's results of operations, financial condition, cash requirements, restrictions in financing agreements and other factors deemed relevant by the Board of Directors. Because Ritchie Bros. is a holding company with no material assets other than the shares of its subsidiaries, its ability to pay dividends on the Common Shares is dependent on the income and cash flow of its subsidiaries. No financing agreements to which subsidiaries of Ritchie Bros. are party currently restrict those subsidiaries from paying dividends to Ritchie Bros.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of July 31, 1997 (i) on a historical basis; (ii) on a pro forma basis to give effect to
(1) the distribution of $35.0 million to the pre-Offering owners of the Company's predecessor entities in connection with the Reorganization, (2) the issuance, in connection with the Reorganization, of 12,715,667 Common Shares to such owners, and (3) the issuance prior to consummation of the Offering of an additional 111,999 Common Shares at the price of $0.10 per share to employees pursuant to the Employee Equity Participation Program; and (iii) on a pro forma basis, as adjusted further to give effect to the sale by the Company of the Common Shares offered hereby and the receipt by the Company of approximately $39.8 million of net proceeds therefrom at an assumed initial public offering price of $15.00 per share (the mid-point of the range set forth on the cover page of this Prospectus), after deducting estimated underwriting commissions and estimated expenses. See "The Reorganization," "Management -- Employee Equity Participation Program" and "Use of Proceeds." The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's combined financial statements and related notes thereto and other financial information included elsewhere in this Prospectus.

                                                                       AS OF JULY 31, 1997
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                              ACTUAL      PRO FORMA     AS ADJUSTED
                                                              -------     ---------     -----------
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
Current portion of long-term debt.........................    $   631      $   631        $   631
                                                              =======       ======         ======
Long-term debt, less current portion......................    $ 5,746      $ 5,746        $ 5,746
                                                              -------       ------         ------
Equity (predecessor entities)(1)..........................     56,012        --            --
Equity:
  Preferred Shares, without par value; unlimited number of
     shares authorized; no shares issued and
     outstanding..........................................      --           --            --
  Common Shares, without par value (actual: unlimited
     number of shares authorized, 386,000 shares issued
     and outstanding; pro forma: unlimited number of
     shares authorized, 13,213,666 shares issued and
     outstanding; pro forma, as adjusted: unlimited number
     of shares authorized, 16,113,666 shares issued and
     outstanding)(2)......................................         39       22,780         62,580
     Deficit..............................................      --          (1,669)        (1,669)
                                                              -------       ------         ------
     Total equity.........................................     56,051       21,111         60,911
                                                              -------       ------         ------
       Total capitalization...............................    $61,797      $26,857        $66,657
                                                              =======       ======         ======

---------------

(1) Reflects equity in the Company's predecessor entities prior to the Reorganization.

(2) Excludes (i) 1,500,000 Common Shares reserved for issuance pursuant to awards under the Stock Option Plan, of which 196,333 Common Shares are subject to options with an exercise price of $0.10 per share granted or to be granted to employees prior to consummation of the Offering and (ii) up to 435,000 Common Shares that may be sold by the Company to the Underwriters to cover over-allotments, if any. See "Description of Share Capital" and "Management -- Stock Option Plan" and "Underwriting."

                                    DILUTION

     The net tangible book value of the Company at July 31, 1997, on a pro forma basis after giving effect to the distribution of $35.0 million to the pre-Offering owners of the Company's predecessor entities in connection with the Reorganization and the issuance of Common Shares pursuant to the Employee Equity Participation Program, was approximately $21.1 million, or $1.60 per Common Share. Pro forma net tangible book value per share represents the amount of total tangible assets (as adjusted for such distribution) of the Company less total liabilities, divided by the number of Common Shares that would have been outstanding if the Reorganization had been effected prior to July 31, 1997. See "The Reorganization" and "Management -- Employee Equity Participation Program." After giving effect to the sale by the Company of the Common Shares offered hereby at an assumed initial public offering price of $15.00 per share (the mid-point of the range set forth on the cover page of this Prospectus) and deducting estimated underwriting commissions and estimated expenses, the pro forma net tangible book value of the Company at July 31, 1997 would have been approximately $60.9 million, or $3.78 per share. This represents an immediate increase in net tangible book value of $2.18 per share to existing shareholders and an immediate dilution of $11.22 per share to new investors. The following table illustrates this per share dilution:

    Assumed initial public offering price per share...................              $15.00
      Pro forma net tangible book value per share at July 31, 1997....    $1.60
      Increase in pro forma net tangible book value per share
         attributable to new investors................................     2.18
                                                                          ------
                                                                              -
    Net tangible book value per share after the Offering..............                3.78
                                                                                    ------
    Dilution per share to new investors...............................              $11.22
                                                                                    ======

     The following table summarizes, as of July 31, 1997, on a pro forma basis, the differences in the number of Common Shares purchased from the Company, the total consideration paid (based upon the Company's equity upon consummation of the Reorganization and amounts paid by employees upon issuance of shares to them pursuant to the Employee Equity Participation Program) and the average price per share paid by the Company's existing shareholders and the new investors in the Offering. For purposes of the table, Common Shares purchased by existing shareholders include (i) 12,715,667 Common Shares to be issued to owners of the Company's predecessor entities in connection with the Reorganization, and (ii) 497,999 Common Shares issued or to be issued at the price of $0.10 per share to employees prior to consummation of the Offering pursuant to the Employee Equity Participation Program. The calculations in this table with respect to Common Shares to be purchased by new investors in the Offering reflect an assumed initial public offering price of $15.00 per share (the mid-point of the range set forth on the cover page of this Prospectus) before deducting estimated underwriting commissions and estimated expenses.

                                              SHARES PURCHASED       TOTAL CONSIDERATION
                                             -------------------   -----------------------   AVERAGE PRICE
                                              NUMBER     PERCENT      AMOUNT       PERCENT     PER SHARE
                                             ---------   -------   -------------   -------   -------------
                                                                   (IN MILLIONS)
Existing shareholders......................  13,213,666    82.0%       $21.1         32.7%      $  1.60
New investors..............................  2,900,000      18.0        43.5          67.3        15.00
                                                 -----     -----
  Total....................................  16,113,666   100.0%       $64.6        100.0%
                                                 =====     =====

     The foregoing computations exclude 1,500,000 Common Shares reserved for issuance pursuant to awards under the Stock Option Plan, of which 196,333 Common Shares are subject to options with an exercise price of $0.10 per share granted or to be granted to employees prior to consummation of the Offering. The exercise of such options would result in further dilution to new investors. See "Management -- Employee Equity Participation Program," and "-- Stock Option Plan."

                   SELECTED COMBINED FINANCIAL AND OTHER DATA

     The following selected combined financial and other data relating to the Company has been taken or derived from the combined financial statements and other records of the Company and should be read in conjunction with the combined financial statements and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this Prospectus. The selected financial data for each of the years in the five year period ended April 30, 1997 has been derived from combined financial statements, which have been prepared in accordance with Canadian GAAP and which have been audited by KPMG, independent chartered accountants. The selected financial data for the three months ended July 31, 1996 and 1997 has been derived from unaudited interim financial statements for those periods prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments necessary (consisting only of normal recurring adjustments) for a fair presentation of such financial data. The selected financial and other data for the three months ended July 31, 1997 is not necessarily indicative of the results to be expected for the fiscal period ending December 31, 1997 or any other period. Pro forma income statement data has been provided to show the effect upon the Company's income statement of (i) normalized compensation expense for certain employees, and (ii) corporate income tax expense for the Company, in each case as though the Reorganization had been consummated prior to the periods presented. The pro forma financial data, which is based upon available information and certain assumptions that management believes are reasonable, is provided for informational purposes only and should not be construed to be indicative of the Company's results of operations had the Reorganization been consummated prior to the periods presented and do not project the Company's results of operations for any future period. Except as indicated below, the selected combined financial data included herein is not materially different under U.S. GAAP. For a discussion of the material differences between Canadian GAAP and U.S. GAAP as they pertain to the Company, see Note 10 to the combined financial statements included elsewhere in this Prospectus.

                                                                                                            THREE MONTHS
                                                          FISCAL YEAR ENDED APRIL 30,                      ENDED JULY 31,
                                            --------------------------------------------------------    --------------------
                                              1993        1994        1995        1996        1997        1996        1997
                                            --------    --------    --------    --------    --------    --------    --------
                                                 (IN THOUSANDS, EXCEPT SELECTED OPERATING DATA              (UNAUDITED)
                                            AND PER SHARE DATA)
INCOME STATEMENT DATA:
Auction revenues(1)......................   $ 45,003    $ 50,066    $ 51,326    $ 65,306    $ 72,186    $ 17,155    $ 22,888
Direct expenses..........................    (10,507)    (11,925)    (12,979)    (13,138)    (13,908)     (3,320)     (5,011)
                                            --------    --------    --------    --------    --------    --------    --------
                                              34,496      38,141      38,347      52,168      58,278      13,835      17,877
Depreciation.............................     (1,198)     (1,327)     (1,708)     (1,820)     (2,014)       (439)       (533)
General and administrative expense.......    (20,319)    (20,801)    (24,628)    (26,848)    (31,099)     (7,408)     (8,156)
Employee equity participation
  expense(2).............................         --          --          --          --          --          --      (7,733)
                                            --------    --------    --------    --------    --------    --------    --------
Income from operations...................     12,979      16,013      12,011      23,500      25,165       5,988       1,455
Interest expense.........................       (411)       (611)     (1,274)     (1,104)     (1,081)       (228)       (319)
Other income.............................        413       1,336         677       1,179         917         121         128
                                            --------    --------    --------    --------    --------    --------    --------
Income before income taxes...............     12,981      16,738      11,414      23,575      25,001       5,881       1,264
Income taxes(3)..........................     (2,177)     (2,456)     (2,975)     (4,428)     (5,992)     (1,400)     (1,883)
                                            --------    --------    --------    --------    --------    --------    --------
Net income (loss)........................   $ 10,804    $ 14,282    $  8,439    $ 19,147    $ 19,009    $  4,481    $   (619)
                                            ========    ========    ========    ========    ========    ========    ========
U.S. GAAP -- Net income (loss)(4)........   $ 10,804    $ 14,282    $  8,439    $ 19,147    $ 19,009    $  4,481    $   (828)
                                            ========    ========    ========    ========    ========    ========    ========
PRO FORMA INCOME STATEMENT DATA
  (UNAUDITED):
General and administrative expense(5)....   $(21,286)   $(23,300)   $(25,136)   $(28,826)   $(31,432)   $ (7,780)   $  8,945
Employee equity participation expense....         --          --          --          --          --          --     (10,345)
Income (loss) from operations............     12,012      13,514      11,503      21,522      24,832       5,616      (1,946)
Income (loss) before income taxes........     12,014      14,239      10,906      21,597      24,668       5,509      (2,137)
Income taxes(3)..........................     (5,114)     (5,756)     (5,030)     (7,943)     (9,267)     (2,159)     (2,124)
                                                                                            --------                --------
Net income (loss)........................                                                   $ 15,401                $ (4,261)
                                                                                            ========                ========
Net income (loss) per share (fully
  diluted)...............................                                                   $   1.06                $  (0.29)
Weighted average shares outstanding
  (fully diluted)(7).....................                                                     14,473                  14,473

BALANCE SHEET DATA (END OF PERIOD):
Working capital..........................   $ 19,461    $ 23,900    $ 21,822    $ 33,132    $ 39,707    $ 34,068    $ 36,241
Total assets.............................     78,685      87,802      98,621     150,969     142,858      82,131      95,607
Total debt...............................     48,808      52,353      60,903     102,168      83,533      32,658      39,556
Total equity.............................     29,877      35,449      37,718      48,801      59,325      49,473      56,051

SELECTED OPERATING DATA:
Gross auction sales(6)...................   $477,056    $567,506    $634,058    $752,735    $792,865    $192,256    $246,744
Auction revenues as percentage of gross
  auction sales..........................       9.43%       8.82%       8.09%       8.68%       9.10%       8.92%       9.28%
Number of consignors.....................      8,878       8,650      10,460      10,744      12,088       3,029       3,654
Number of buyers.........................     24,593      25,812      27,401      27,837      30,630       7,286       8,777
Number of permanent auction sites (end of
  period)................................          8          10          11          12          13          13          13

                                                   (footnotes on following page)

(1) Auction revenues consist of commissions, gross profit on sales of inventory and interest income that is incidental to the auction business, reduced by any losses arising from gross guarantee consignments and purchases and sales of equipment by the Company as principal.

(2) Employee equity participation expense for the three-months ended July 31, 1997 reflects the grant in July 1997 to employees under the Stock Option Plan of options to purchase 133,000 Common Shares with an exercise price of $0.10 per share, and the issuance in such month to other employees of 386,000 Common Shares at the price of $0.10 per share. Pro forma employee equity participation expense reflects the grant in October 1997 to employees under the Stock Option Plan of options to purchase 63,333 Common Shares with an exercise price of $0.10 per share, and the issuance in such month to other employees of 111,999 Common Shares at the price of $0.10 per share. All of these option grants and Common Share issuances (which result in an aggregate non-recurring expense of $10.3 million) have been, or will be, made pursuant to the Employee Equity Participation Program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Management -- Stock Option Plan" and "-- Employee Equity Participation Program."

(3) For all periods presented, the majority of the Company's business operations was carried on by predecessor entities to the Company that were partnerships. Consequently, most of the income of the predecessor partnerships was included for income tax purposes in the income of the partner entities, many of which were not predecessor entities to the Company. Pro forma income tax expense has been computed as if the pro forma net income (loss) of the Company would have been subject to income taxes for all periods presented based on the tax laws in effect during the respective periods. See "The Reorganization." Such pro forma income tax expense should not be construed as indicative of future income tax expense. See Note 9 to the Company's combined financial statements included elsewhere in this Prospectus.

(4) Net income under U.S. GAAP for the three-months ended July 31, 1997 reflects restructuring expenses of $0.4 million incurred in connection with the Reorganization (which is reflected under Canadian GAAP as a reduction to equity in the Company's combined financial statements) less the reduction in income tax expense of $0.1 million related thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "The Reorganization" and Note 10 to the Company's combined financial statements included elsewhere in this Prospectus.

(5) Adjusted to reflect normalized compensation, pursuant to employment agreements with the Company, to senior employees of the Company who, prior to the Reorganization, were beneficial owners of certain predecessor entities. These senior employees were compensated in part by means of drawings and income allocations rather than salary and bonus and, in some cases, were compensated by entities that are not predecessor entities to the Company. See "The Reorganization."

(6) Gross auction sales represent the aggregate selling prices of all items sold at Ritchie Bros. auctions. Gross auction sales are key to understanding the financial results of the Company, since the amount of revenues and, to a lesser extent, certain expenses, are dependant on it.

(7) The fully diluted weighted average shares outstanding equals 386,000 outstanding Common Shares and 133,000 Common Shares issuable upon exercise of options granted by the Company in July 1997, plus 111,999 Common Shares to be issued and 63,333 Common Shares issuable upon exercise of options to be granted by the Company in October 1997 pursuant to the Employee Equity Participation Program, plus 12,715,667 Common Shares to be issued in connection with the Reorganization. See "Management -- Employee Equity Participation Program" and "The Reorganization." In addition, it gives pro forma effect to the issuance of 1,062,800 Common Shares, being that number of shares whose proceeds on the Offering would be necessary to fund the excess of the $35.0 million distribution over net income for the preceding fiscal year. Per share information is presented as if the Common Shares issued or issuable were issued at the beginning of the periods presented.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's historical results of operations and of its liquidity and capital resources should be read in conjunction with the selected combined financial data and the combined financial statements of the Company and related notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     Ritchie Bros. has experienced consistent and substantial growth since entering the industrial equipment auction business in 1963. During the fiscal years ended April 30, 1993 through 1997, gross auction sales increased from $477.1 to $792.9 million, and auction revenues increased from $45.0 million to $72.2 million, representing compound annual growth rates in gross auction sales and auction revenues of 13.5% and 12.5%, respectively, during the period. During the same period, income before income taxes increased from $13.0 million to $25.0 million, representing a compound annual growth rate of 17.8%. These increases are attributable to the expansion of Ritchie Bros.' auction business in North America as well as in Europe, Asia and Australia. Virtually all growth in the Company has been internally generated. Growth has been financed primarily with cash generated from ongoing operations.

     Gross auction sales represent the aggregate selling prices of all items sold at Ritchie Bros. auctions during the periods indicated. Gross auction sales are key to understanding the financial results of the Company, since the amount of auction revenues and, to a lesser extent, certain expenses, are dependent on it. Auction revenues include commissions earned as agent for consignors through both straight commission and gross guarantee contracts, plus the net profit on the sale of equipment purchased and sold by the Company as principal. Under a gross guarantee contract, the consignor is guaranteed a minimum amount of proceeds on the sale of its equipment. When the Company guarantees gross proceeds, it earns a commission on the guaranteed amount and typically participates in a negotiated percentage of proceeds, if any, in excess of the guaranteed amount. If auction proceeds are less than the guaranteed amount, the Company's commission would be reduced, or, if sufficiently lower, the Company would incur a loss. Auction revenues are reduced by the amount of any losses on gross guarantee consignments and sales by the Company as principal. Auction revenues also include interest income earned that is incidental to the auction business.

     The Company's gross auction sales and auction revenues are affected by the seasonal nature of the auction business. Gross auction sales and auction revenues tend to increase during the second and fourth calendar quarters during which the Company generally conducts more auctions than in the first and third calendar quarters. The Company's gross auction sales and auction revenues are also affected on a period-to-period basis by the timing of major auctions. In newer markets where the Company is developing operations, the number and size of auctions and, as a result, the level of gross auction sales and auction revenues, is likely to vary more dramatically from period-to-period than in the Company's established markets where the number, size and frequency of the Company's auctions are more consistent. Finally, economies of scale are achieved as the Company's operations in a region mature from conducting intermittent auctions, establishing a regional auction unit, and ultimately to developing a permanent auction site.

     Income taxes reported in periods shown are not indicative of tax that would normally be incurred on reported income. The majority of Ritchie Bros.' historical business operations was carried on by predecessor entities to the Company that were partnerships. Consequently, most of the income of the predecessor partnerships has been included for income tax purposes in the income of the partner entities, many of which were not predecessor entities to the Company. Following completion of the Reorganization, the Company will be subject to income taxation in all relevant jurisdictions. Pro forma income statement data has been provided to give effect to estimated income tax expense that would have been incurred if the Company had been subject to income taxes for all periods shown based on the tax laws in effect during the respective periods. Such pro forma income statement data should not be construed as indicative of future tax expense.

     In connection with the Reorganization, the Company will distribute $35.0 million to the pre-Offering owners of the Company's predecessor entities. See "The Reorganization."

     Employee equity participation expense of $7.7 million for the fiscal quarter ended July 31, 1997 arises from the grant in July 1997 to employees of options to purchase 133,000 Common Shares with an exercise price of $0.10 per share and from the issuance in July 1997 to other employees of 386,000 Common Shares at a purchase price of $0.10 per share. Management anticipates a further compensation expense of $2.6 million in October 1997 as a result of the issuance of additional options to purchase 63,333 Common Shares with an exercise price of $0.10 per share and the issuance of 111,999 additional shares at a purchase price of $0.10 per share. All of these Common Share issuances and option grants (which result in an aggregate non-recurring expense of $10.3 million) have been, or will be, made pursuant to the Employee Equity Participation Program. See "Management -- Employee Equity Participation Program."

     Under U.S. GAAP, net income for the fiscal quarter ended July 31, 1997 also reflects a non-recurring expense of $0.4 million, representing professional fees and other expenses incurred in connection with the Reorganization, less income tax savings related thereto of $0.1 million.

     Although the Company cannot accurately anticipate the future effect of inflation, inflation historically has not had a material effect on the Company's operations.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of gross auction sales represented by certain items in the Company's combined income statement.

                                                                                   THREE MONTHS
                                                FISCAL YEAR ENDED APRIL 30,       ENDED JULY 31,
                                                ----------------------------     -----------------
                                                 1995       1996       1997       1996       1997
                                                ------     ------     ------     ------     ------
Gross auction sales.........................    100.00%    100.00%    100.00%    100.00%    100.00%
                                                ------     ------     ------     ------     ------
Auction revenues............................      8.09       8.68       9.10       8.92       9.28
                                                ------     ------     ------     ------     ------
Direct expenses.............................     (2.05)     (1.75)     (1.75)     (1.72)     (2.03)
                                                ------     ------     ------     ------     ------
Expenses
  Depreciation..............................     (0.27)     (0.24)     (0.26)     (0.23)     (0.22)
  General and administrative................     (3.88)     (3.57)     (3.92)     (3.85)     (3.31)
  Employee equity participation.............                                                 (3.14)
                                                ------     ------     ------     ------     ------
                                                 (4.15)     (3.81)     (4.18)     (4.08)     (6.67)
                                                ------     ------     ------     ------     ------
Other income (expense)
  Interest expense..........................     (0.20)     (0.15)     (0.14)     (0.12)     (0.13)
  Other income..............................      0.11       0.16       0.12       0.06       0.06
                                                ------     ------     ------     ------     ------
                                                 (0.09)      0.01      (0.02)     (0.06)     (0.07)
                                                ------     ------     ------     ------     ------
Income before income taxes..................      1.80%      3.13%      3.15%      3.06%      0.51%
                                                ======     ======     ======     ======     ======

THREE MONTHS ENDED JULY 31, 1997 COMPARED TO THREE MONTHS ENDED JULY 31, 1996

     Auction Revenues. Auction revenues of $22.9 million for the three months ended July 31, 1997 increased by $5.7 million, or 33.4%, from the same period in 1996 as a result of both increased gross auction sales and higher average commission rates earned on auction contracts. Gross auction sales of $246.7 million for the three months ended July 31, 1997 increased by $54.5 million, or 28.3%, from the same period in the prior year, primarily as a result of increased gross auction sales outside the United States, including results from the Company's first auction held in Japan. The balance of the increase was attributable to increased sales in the United States.

     Direct Expenses. Direct expenses are expenses that are incurred as a result of an auction sale being held. Direct expenses include the costs of hiring personnel to assist in the conduct of the auction, lease expenses for temporary auction sites, travel costs for full time employees to attend and work at the auction site, security hired to safeguard equipment while at the auction site, and advertising costs specifically related to the auction. Direct expenses increased by $1.7 million for the three months ended July 31, 1997 compared to the same period in the prior year, reflecting increased costs from increased gross auction sales. As a percentage of gross auction sales, direct expenses increased to 2.03% for the three-month period ended July 31, 1997 compared to 1.72% for the same period in 1996. This increase was a result of more auctions being conducted in the period ended July 31, 1997 at temporary sites, where direct expenses generally constitute a higher percentage of gross auction sales as compared to permanent sites.

     Depreciation Expense. Depreciation is calculated on capital assets employed in the Company's business, including building and site improvements, automobiles, yard equipment, and computers. In the three-month period ended July 31, 1997, depreciation increased $0.1 million, reflecting increased investment in fixed assets at July 31, 1997 compared to the same period in the prior year. Management anticipates that depreciation expense will increase as existing auction sites are improved and additional permanent auction sites are acquired and developed.

     General and Administrative Expense. General and administrative expense ("G&A") includes employee expenses, such as salaries, wages, bonuses and benefits, non-auction related travel, institutional advertising, insurance, general office, and computer expenses. For the three months ended July 31, 1997, G&A increased by $0.7 million, or 10.1%, from the same period in the prior year, as a result of an increased level of administrative infrastructure to support higher levels of gross auction sales.

     As a percentage of gross auction sales, G&A declined for the three month period ended July 31, 1997 to 3.31% compared to 3.85% for the same period in 1996. This decrease resulted from gross auction sales growing at a faster rate than G&A. As sales staff are added and new offices opened, gross auction sales and auction revenues in these areas tend to lag behind the related G&A. Management anticipates that G&A will increase as the Company continues to expand its operations.

     Employee Equity Participation Expense. Employee equity participation expense of $7.7 million incurred in the three-month period ended July 31, 1997 related to the issuance of shares and options to employees of the Company pursuant to the Employee Equity Participation Program. Management anticipates a further employee equity participation expense of $2.6 million in October 1997 as a result of the issuance of additional shares and options pursuant to the Employee Equity Participation Program. Management does not anticipate further issuances of shares or options pursuant to the Employee Equity Participation Program or any related additional employee equity participation expense. See "Management -- Employee Equity Participation Program."

     Income from Operations. Income from Operations of $1.5 million in the three-month period ended July 31, 1997 decreased by $4.5 million, or 75.7%, from $6.0 million in the same period in the prior year. The decrease is attributable to the employee equity participation expense of $7.7 million recorded in July 1997. Absent this expense, Income from Operations would have increased by $3.2 million, or 53.4%, from the same period in the prior year.

     Interest Expense. Interest expense includes interest and bank charges paid on term bank debt incurred in fiscal 1993 to accelerate the development of three auction locations in the United States and interest and related fees paid on operating credit lines with banks. Interest expense of $0.3 million for the three months ended July 31, 1997 increased by $0.1 million over the corresponding period in 1996 due to additional short term debt incurred by the Company to finance auctions held outside the United States. Management plans to partially finance the acquisition of additional permanent auction sites by incurring debt, which will result in an increase in interest expense.

     Other Income. Other income arises from paid appraisals performed by the Company and other miscellaneous sources. Other income of $0.1 million for the three months ended July 31, 1997 was unchanged from the same period in the prior year.

     Income Taxes. Historical income taxes for the periods shown are not meaningful since many of the predecessor entities to the Company were partnerships not subject to corporate income taxation. See "-- Overview." The pro forma income statement data included elsewhere in this Prospectus gives effect to estimated income tax expense that would have been incurred if the Company had been subject to income taxes for all periods shown based on the tax laws in effect during the respective periods. For future financial periods, the Company will be subject to income taxes in all relevant jurisdictions. See "The Reorganization."

FISCAL 1997 COMPARED TO FISCAL 1996

     Auction Revenues. Auction revenues of $72.2 million in fiscal 1997 increased by $6.9 million, or 10.5%, from $65.3 million in fiscal 1996, as a result of higher gross auction sales and higher average commission rates earned on auction contracts during fiscal 1997. Gross auction sales of $792.9 million in fiscal 1997 increased by $40.1 million, or 5.3%, from fiscal 1996 as a result of increased gross auction sales in the United States due to an increase in the number of consignors during fiscal 1997. Gross auction sales outside of the United States were relatively unchanged between fiscal 1996 and fiscal 1997.

     Direct Expenses. Direct expenses increased by $0.8 million in fiscal 1997, representing 1.75% of gross auction sales, unchanged from fiscal 1996.

     Depreciation Expense. In fiscal 1997, depreciation increased by $0.2 million compared to fiscal 1996. This increase is attributable to incremental depreciation on $1.5 million of fixed assets acquired and put in use in fiscal 1997.

     General and Administrative Expense. In fiscal 1997 G&A increased by $4.3 million, or 15.8%, over fiscal 1996. G&A also increased as a percentage of gross auction sales, from 3.57% in fiscal 1996 to 3.92% in fiscal 1997. The increase was primarily due to the Company's opening new offices in Europe and Asia, and expanding its sales staff in the United States and its global administrative infrastructure. Total full time employees increased from 264 at the end of fiscal 1996 to 300 at the end of fiscal 1997. Non-auction related travel to expand into new regions, together with increased employee performance bonuses, also contributed to the increase.

     Interest Expense. Interest expense remained relatively constant between fiscal 1996 and fiscal 1997.

     Other Income. Other income declined in fiscal 1997 by $0.3 million to $0.9 million compared to fiscal 1996 primarily due to a non-recurring gain on sale of redundant land in fiscal 1996 of $0.6 million.

     Income Taxes. Historical income taxes for the periods shown are not meaningful since many of the predecessor entities to the Company were partnerships not subject to corporate income taxation. See "-- Overview." The pro forma income statement data included elsewhere in this Prospectus gives effect to estimated income tax expense that would have been incurred if the Company had been subject to income taxes for all periods shown based on the tax laws in effect during the respective periods. For future financial periods, the Company will be subject to income taxes in all relevant jurisdictions. See "The Reorganization."

FISCAL 1996 COMPARED TO FISCAL 1995

     Auction Revenues. Auction revenues of $65.3 million increased by $14.0 million, or 27.2%, in fiscal 1996 compared to fiscal 1995. This increase resulted from a particularly strong fiscal 1996, reflecting increased gross auction sales in Europe and Asia, and relatively weak results in fiscal 1995 due to the impact of losses experienced in certain of the Company's new markets in that year. Gross auction sales of $752.7 million in fiscal 1996 increased by $118.7 million, or 18.7%, from fiscal 1995. This increase primarily resulted from a substantial increase in gross auction sales in both Europe and Asia, reflecting the highly variable nature of auction activity in the Company's newer markets.

     Direct Expenses. Direct expenses were relatively constant between fiscal 1995 and fiscal 1996. Direct expenses as a percentage of gross sales declined from 2.05% in fiscal 1995 to 1.75% in fiscal 1996. This decline is attributable to economies of scale being achieved from higher average gross auction sales per auction during fiscal 1996, and from the Company's operation of more auctions out of permanent auction sites.

     General and Administrative Expense. G&A increased in fiscal 1996 by $2.2 million, or 9.0%, over fiscal 1995. The increase was due to increased performance bonuses for staff along with expenses relating to the Company's European expansion, generally higher staffing levels during fiscal 1996 and inflationary wage increases. Total full time employees grew from 241 at April 30, 1995 to 264 at April 30, 1996. As a result of achieving economies of scale, G&A as a percentage of gross auction sales declined from 3.88% in fiscal 1995 to 3.57% in fiscal 1996.

     Interest Expense. Interest expense of $1.1 million in fiscal 1996 declined by 13.3%, from fiscal 1995 due to scheduled debt amortization, resulting in a lower average borrowing level during fiscal 1996.

     Other Income. Other income increased in fiscal 1996 by $0.5 million due to a non-recurring gain on sale of redundant land in fiscal 1996.

     Income Taxes. Historical income taxes for the periods shown are not meaningful since many of the predecessor entities to the Company were partnerships not subject to corporate income taxation. See "-- Overview." The pro forma income statement data included elsewhere in this Prospectus gives effect to estimated income tax expense that would have been incurred if the Company had been subject to income taxes for all periods shown based on the tax laws in effect during the respective periods. For future financial periods, the Company will be subject to income taxes in all relevant jurisdictions. See "The Reorganization."

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash can fluctuate significantly from period to period, due to the difference in the timing of receipt of gross sale proceeds from buyers and the payment of net amounts due to consignors. If auctions are conducted near a fiscal period end, the Company may hold cash in respect of those auctions that will not be paid to consignors until after the period end. Accordingly, management believes a more meaningful measure of the Company's liquidity is working capital. At July 31, 1997 and April 30, 1997, 1996 and 1995, working capital was $36.2 million, $39.7 million, $33.1 million, and $21.8 million, respectively. Consistent with the above discussion of income taxes, these working capital balances do not include certain income tax liabilities that would have been incurred if the Company had been subject to full corporate income taxation in all relevant jurisdictions. Increases in working capital over the annual periods presented resulted primarily from cash generated from operations. The decrease in working capital between April 30, 1997 and July 31, 1997 resulted from distributions to owners of the Company's predecessor entities in excess of net income during the period.

     Capital expenditures by the Company in its fiscal quarter ended July 31, 1997 and its 1997, 1996, and 1995 fiscal years were $0.7 million, $5.2 million, $1.2 million, and $5.8 million, respectively. In fiscal 1995 and fiscal 1997, the Company acquired additional land for use as permanent auction sites and incurred related development costs. In fiscal 1996 and the fiscal quarter ended July 31, 1997, no property was acquired.

     During the next three years, the Company intends to incur capital expenditures of approximately $60.0 million for the acquisition and development of additional permanent auction sites and the replacement or improvement of existing permanent auction sites. Certain property sites have already been identified for acquisition, replacement or improvement.

     Operating credit lines available to the Company exceed $50.0 million. In addition, the Company has credit lines of approximately $15.0 million to fund property acquisitions. The Company utilizes its operating credit lines most frequently during February and August, prior to the spring and fall months when proportionately more auctions are conducted. During other times in the year, the Company typically has not accessed its credit facilities for working capital.

     The Company believes that cash generated from operations together with available credit lines and the proceeds from the Offering will be sufficient to meet its liquidity needs for the foreseeable future.

EXCHANGE RATES

     The Company generates revenues and incurs expenses in numerous currencies, principally the U.S. dollar and the Canadian dollar, and to a lesser extent, several other currencies, including the Australian dollar and the Dutch Guilder. To the extent the U.S. dollar rises or falls in relation to any of these currencies, the net revenues earned in these currencies will decrease or increase, respectively, upon translation into U.S. dollars for accounting purposes.

     If the Company enters into a significant auction contract in a currency that differs from the currency that will be received upon the sale of the related equipment, the Company enters into either a forward or spot contract to mitigate any substantial foreign exchange risk. Under these circumstances, the cost of any foreign currency hedge is taken into account in the pricing of any gross guarantee or outright purchase contract with the consignor. The Company does not engage in derivative trading.

     Management believes that the Company's net exposure to currency fluctuations is not material and that currency fluctuations are unlikely to have a material impact on the Company's financial results.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     Note 9 to the combined financial statements sets out differences between Canadian GAAP and U.S. GAAP. In addition to the U.S. GAAP issues taken into account in the preparation of Note 9, the following accounting standards have been issued by the Financial Accounting Standards Board in the United States and may become applicable to the Company's reported results, but have not yet been adopted by the Company because such standards are not effective for the periods presented.

     FAS 128, "Earnings per Share," changes the method of computing and presenting earnings per share. The statement simplifies previous requirements to exclude the dilutive effect of common stock equivalents from the basic earnings per share calculation and to include them only in the diluted earnings per share measure. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997. Upon adoption, all earnings per share data presented for prior periods is required to be restated.

     FAS 129, "Disclosure of Information about Capital Structure," establishes standards for disclosing information about an entity's capital structure and is effective for periods ending after December 15, 1997.

     FAS 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income (which is all changes in the net equity of a business due to transactions or other events not involving owners) and its components (revenues, expenses, gains and losses). While it does not specify a format of presentation, FAS 130 does require that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130, which does not address issues of recognition or measurement of comprehensive income, is effective for fiscal periods beginning after December 31, 1997.

     FAS 131, "Disclosures about Segments of an Enterprise and Related Information," establishes new standards for the reporting of information about the operating segments of a business. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, FAS 131 requires that the definition of operating segments reflect the manner in which the enterprise's chief operating decision maker decides how to allocate resources and assess performance. FAS 131 is effective for periods beginning after December 15, 1997.

     Management of the Company does not believe that the adoption of these new accounting standards will materially affect its historical results of operations as set out in the combined financial statements included elsewhere in this Prospectus.

                                    BUSINESS

GENERAL

     Ritchie Bros. is the world's leading auctioneer of industrial equipment, operating through 50 locations in 13 countries in North America, Europe, Asia and Australia. The Company sells, through public auctions, a broad range of used industrial equipment, including equipment used in the construction, transportation, mining, forestry, petroleum and agricultural industries. Ritchie Bros. conducts its auctions on an unreserved basis, with each and every item being sold to the highest bidder on the day of the auction and no minimum prices or bidding permitted on behalf of consignors. Ritchie Bros. attracts a broad international base of customers to its auctions through its worldwide marketing efforts and reputation for conducting auctions through a fair selling process. Many of the Company's customers are both consignors and buyers. Management believes that the Company's reputation and leading market position, as well as the breadth and international composition of the customers at Ritchie Bros.' auctions, result in a greater volume of consigned equipment and higher gross auction sales than in other auction venues.

     Ritchie Bros.' auction business has experienced significant growth over the last five years. During that period, the Company's gross auction sales have grown from $477.1 million in its fiscal year ended April 30, 1993 to $792.9 million in its fiscal year ended April 30, 1997, representing a compound annual growth rate of 13.5%. During the same five fiscal years, the Company's annual auction revenues have grown from $45.0 million to $72.2 million, representing a compound annual growth rate of 12.5%, and income before income taxes has grown from $13.0 million to $25.0 million, representing a compound annual growth rate of 17.8%.

     Ritchie Bros.' strategic objective is to continue its profitable growth by increasing income from operations in the Company's existing markets and by expanding into new geographic markets. The Company is also assessing possible opportunities to expand its presence in market segments that the Company has not historically emphasized, such as the agricultural and certain transportation segments of the industrial equipment auction market.

INDUSTRY

     The purchase and sale of used industrial equipment in the international marketplace is transacted through auctioneers, dealers, and brokers and directly between end-users. This market includes both mobile and stationary equipment and trucks and trailers produced by manufacturers such as Caterpillar, Case, John Deere, Komatsu, Hitachi, Ingersoll Rand, Kenworth and Mack for the construction, mining, forestry, petroleum, agriculture and transportation industries, among others. Examples of industrial equipment include crawler tractors, excavators, loader backhoes and wheel loaders. Much of the equipment can be used in multiple industries and in diverse geographic locations.

     Growing Market for Used Industrial Equipment. The international used industrial equipment market has experienced substantial growth in recent years as a result of the following factors:

     - An increasing, cumulative supply of used equipment, as a result of the substantial ongoing production of new industrial equipment by the major manufacturers.

     - Increasing turnover rates among first-time owners and sales of idle or underutilized equipment, resulting from the increase in the size of rental fleets as well as the global trends toward outsourcing and reducing investment in capital assets.

     - Increasing demand for used industrial equipment caused by increased infrastructure expenditures in emerging markets and worldwide economic growth.

     - Increasing willingness of equipment users to purchase high quality used equipment instead of purchasing new equipment at a higher initial cost.

     Growth of Industrial Equipment Auction Market. The industrial equipment auction market has grown rapidly during the past several years, and management believes that auctions represent an increasingly important industrial equipment distribution channel for the following reasons:

     - The increasing preference of sellers to utilize the auction marketplace in order to achieve a sale quickly and to maximize proceeds.

     - The attractiveness and convenience of the auction marketplace to buyers, who often need to purchase many different types of equipment and may not want to be restricted to a single manufacturer, as is the case for many dealers.

     Attractiveness of Industrial Equipment Auction Market. The industrial equipment auction market is attractive for the following reasons:

     - The industrial equipment auction business is relatively insulated from cyclical economic trends. In many cases, economic fluctuations or downturns can lead to increased levels of used equipment for consignment, and in greater demand for used, rather than new, equipment. For example, Ritchie Bros. auction sales increased during the economic recessions of the 1980's and 1990's.

     - Industrial equipment auctioneers typically are not restricted to selling lines of equipment provided by a particular manufacturer or manufactured for a particular industry, or to holding auctions in particular geographic regions. As a result, auction companies can respond quickly to changing market forces and address a variety of customer demands.

     - The industrial equipment auction business is not capital intensive and auction companies do not have risks associated with holding inventory over extended periods.

     - The industrial equipment auction industry is generally fragmented; Ritchie Bros. is the only participant that conducts auctions on a global scale. In calendar 1996, of the 35 companies that are followed by an industry source reporting auction results for the construction equipment segment of the industrial equipment auction industry, reported gross auction sales for Ritchie Bros. exceeded those of the other 34 reported companies combined. Ritchie Bros.' total gross auction sales for calendar 1996 were more than three times the total gross auction sales of its closest competitor in the industrial equipment auction market.

KEY STRENGTHS

     Ritchie Bros. has several key operating strengths that provide distinct competitive advantages which have enabled the Company to achieve significant and profitable growth. These competitive advantages include: a reputation for conducting fair auctions; high quality services for both consignors and bidders; international scope and the ability to attract both consignors and bidders from around the world; proprietary database and software infrastructure that can support substantial expansion in the Company's operations; size and financial strength that permit Ritchie Bros. to dominate its existing markets and to move effectively into new markets; and a dedicated and experienced workforce.

     Reputation for Conducting Fair Auctions. Management believes that the Company's highly publicized commitment to fair dealing and the unreserved auction process has been a key contributor to the Company's past growth and success. All Ritchie Bros. auctions are unreserved, meaning that there are no minimum prices; each and every item is sold to the highest bidder on the day of the auction. By contract, each consignor is prohibited from bidding on its own consigned items at the auction, or in any way artificially affecting the auction result. In addition, the Company adheres to a policy prohibiting it from artificially affecting the auction result by bidding on any items being auctioned. Each bidder has confidence that if he or she makes the highest bid for an item, even if that bid is less than the item's anticipated sale price, the item will be sold to that bidder. Auction practices employed by industrial equipment auctioneers vary widely. Ritchie Bros. does not employ practices such as reserved prices (a minimum sale price which may be stated or unstated), buy-backs (where the consignor or its agent is permitted to bid on and buy back its own equipment), or requiring buyers to pay premiums, commissions or other fees on their auction purchases.

     Management believes that Ritchie Bros.' reputation for conducting fair auctions is a major competitive advantage. Ritchie Bros.' auctions generally draw a larger number of bidders than other industrial equipment auctions. The larger bidder audience at a Ritchie Bros. auction attracts potential consignors who reason that a large number of bidders competing for the same items is the best way to maximize the selling price of their equipment. Greater volume and selection of consigned equipment at an auction, in turn, attracts more bidders to the auction. As a result, a critical mass of both equipment and buyers is achieved in a process that is self reinforcing.

     High Quality Services for Consignors and Bidders. Ritchie Bros.' auction operations are conducted on a standardized basis around the world and provide consignors assurance that they will obtain the best return on their dispositions of equipment and bidders confidence that they will be given the opportunity to obtain equipment at a fair price.

     For consignors, Ritchie Bros.' comprehensive services typically begin with an equipment appraisal that gives the prospective consignor a reliable and credible estimate of the value of the appraised equipment. Ritchie Bros. stands behind each of its appraisals with a proposal, tailored to the consignor, that may include an alternative commission structure based upon a guaranteed minimum level of gross sale proceeds, or an outright purchase. Ritchie Bros.' willingness to take consignment of a customer's full equipment fleet (and all ancillary assets, including inventories, parts, tools, attachments and construction materials), rather than only the most desirable items, is another important service to the consignor.

     In addition to its appraisal services, Ritchie Bros. offers repair and refurbishment services to consignors, and provides advice on how to present the equipment in order to maximize the consignor's proceeds. On behalf of the consignors, the Company contracts with selected painters and other trade service providers at each of its auction sites and often provides facilities for on-site cleaning and refurbishment of equipment.

     Ritchie Bros. advertises its auctions to a broad, international base of potential buyers. Each Ritchie Bros. auction is promoted through an intensive marketing campaign that is targeted, through Ritchie Bros.' comprehensive database of over 250,000 customers, to the type and location of bidder most likely to be interested in the equipment to be sold at that auction.

     Following the auction, Ritchie Bros. collects the purchase price and disburses to the consignor the net proceeds accompanied by a standardized settlement statement showing the sale prices, Ritchie Bros.' commission and any amounts deducted for refurbishment or other services authorized by the consignor.

     For bidders, Ritchie Bros. provides an array of services to make the bidding and purchasing process convenient. Ritchie Bros. personnel perform extensive title searches on the equipment consigned, and the Company warrants free and clear title to each buyer. Equipment being offered at the auction is available for inspection by prospective buyers prior to the auction. Other services include a reception on the evening before the auction, expedited check-in procedures, streamlined paperwork and the provision of meeting rooms, third party financing, access to trucking and freight forwarding, vehicle registration and customs brokerage services at the auction site.

     International Scope. Ritchie Bros. markets each auction to a global customer base of potential bidders and consignors. Because international buyers are willing to travel to a Ritchie Bros. auction, consignors have confidence that they will receive the highest possible price for their equipment. Ritchie Bros. has conducted auctions in 16 countries throughout the world, and has offices in 13 countries. Approximately 17% of Ritchie Bros.' gross auction sales for fiscal 1997 represented purchases by bidders from countries outside of the country in which the auction was held.

     Ritchie Bros.' management, sales and operating personnel have substantial expertise in marketing, assembling and conducting auctions in new international markets. The Company conducted its first auction outside the United States and Canada in Europe in 1987. The Company has experience in currency exchange risk management, import and export regulatory issues, local political and economic issues, licensing and other regulatory requirements, and cultural and business traditions in the international markets in which it operates. The success of the Company's auctions in countries such as Australia, Germany, Hong Kong, Japan, Mexico,

The Netherlands and The Philippines demonstrate the Company's ability to adapt its operations to, and successfully compete in, new international markets.

     Proprietary Databases and Software. The Company's proprietary databases provide access to information regarding potential bidders and equipment valuations that, in the view of management, significantly enhances the Company's ability to effectively market its auction services. The Company's customer database contains over 250,000 names from 167 countries and provides, in respect of each customer, information that can be used in developing a relationship with that customer, such as auction attendance, trade association membership, buying and travel habits and sales tax and banking information. The Company's database of equipment valuations, drawn from sale prices at its own auctions as well as other sources of information, allows the Company to identify market trends that both facilitate accurate appraisals and allow the Company to target its marketing in response to those trends.

     Ritchie Bros. has also developed proprietary software which is deployed at the auction sites as a stand-alone system run on personal computers. This system provides the basis for control of auction information about bidders and consignors which is disseminated automatically through the Company's management information system to the relevant marketing, management and title search departments within the Company. Laptop computers provide the Company's territory managers with instant access to customer information, auction results, appraisals and intra-company e-mail. The Company's internet web site is updated daily with descriptions of equipment featured at upcoming auctions.

     Size and Financial Strength. In the highly fragmented industrial equipment auction market, Ritchie Bros. is the world's largest auction company. Based upon an industry source that reports sales by companies in the construction equipment segment of the industrial equipment auction market, in calendar 1996 the reported gross auction sales of Ritchie Bros. in that segment exceeded the combined gross auction sales of the other 34 reported companies. Ritchie Bros.' total gross auction sales for calendar 1996 were more than three times the total gross auction sales of its closest competitor in the industrial equipment auction market.

     The Company generated income before income taxes of $25.0 million in fiscal 1997. Management believes that cash generated from operations, together with the net proceeds of the Offering and available debt capacity, will provide the Company with financial resources that exceed those of other industrial equipment auction companies. These resources will enable the Company to continue to expand into profitable new markets, build additional permanent sites and offer its customers services and financial options not offered by auction companies with fewer financial resources.

     Dedicated and Experienced Workforce. Ritchie Bros.' dedicated and motivated employees are an important strength of the Company. Of the Company's 202 sales and managerial employees, 52 have been with the Company for over 10 years and an additional 48 have been with the Company for over five years. Average annual turnover among the same group has been less than 7% over the past three years. All employees participate in a performance bonus plan tying their overall compensation to corporate and personal performance. Key employees have a substantial equity stake in the Company. The 15 beneficial owners of the Company's predecessor entities, all of whom have entered into employment agreements with the Company, have a combined 293 years of experience with Ritchie Bros., an average of 19.5 years per individual. See "Business -- Employees" and "Management."

GROWTH STRATEGY

     Ritchie Bros.' strategic objective is to continue its profitable growth by increasing income from operations in the Company's existing markets through developing new and upgrading existing permanent auction sites, and by expanding into new geographic markets. The Company is also assessing possible opportunities to expand its presence in market segments that the Company has not historically emphasized.

     Increase Income from Operations in Existing Geographic Markets. Management believes that developing new and upgrading existing permanent auction sites will increase the Company's income from operations. Such permanent, purpose-built sites enable the Company to enhance its corporate identity and establish a long-term presence in the communities in which they are located. By establishing itself in its local markets and by holding frequent and regularly scheduled auctions at its permanent sites, the Company is able to more consistently attract a large volume of consignors and bidders to its auctions.

     The Company benefits from the logistical efficiencies that permanent sites offer in marketing, setting up, and conducting each auction, as compared to temporary sites where the Company's marketing and operations staff are charged with a host of tasks required to organize each auction. At permanent sites, the Company's personnel can focus on attracting consignors and bidders to the auction, which the Company believes contributes to higher gross auction sales at those sites than at temporary sites.

     In its existing markets, the Company has the personnel and systems to increase auction revenues without a corresponding increase in expenses. The Company intends to add sales personnel in regions where it has existing permanent sites to maximize the business volume potential of each site. The most recently developed permanent sites provide equipment storage space, as well as customer meeting, parking and support service facilities, that will support larger auctions than those currently being conducted in these regions. The Company's database, information and communications systems have the capacity to address an expanded level of same-site business. Technological capabilities being considered by the Company, such as specialized video-conferencing capabilities tailored to the auction process, are expected to further increase revenues in the future.

     Expand into New Geographic Markets. The Company intends to continue to geographically expand its operations by (i) establishing additional auction operations in markets where it has had a strong long-term presence, such as parts of the United States, (ii) increasing its presence in newer markets where it has begun to develop significant business, such as Europe, Asia and Australia and (iii) entering new markets such as the Middle East and South America. Management believes that the Company's experience and demonstrated success in developing new geographic markets, its established international base of customers and its reputation as the world's preeminent industrial equipment auctioneer will provide significant advantages to the Company in its efforts to expand into new geographic markets.

     Ritchie Bros.' entry into a new market usually follows an established sequence. First, bidders from the prospective market attend a Ritchie Bros. auction in a nearby location. Once the Company determines that it has developed sufficient interest from a prospective new area and that a significant consignment from the region can be obtained, an off-site auction will be held in that area. The auction will be managed by personnel from the nearest permanent site or regional auction unit, with support from other regions as necessary. A territory manager will be assigned to the new market for the purpose of sourcing consignments for the nearest regular auction site or auctions in the new area. After sufficient auction activity has taken place in a new market through off-site sales or significant amounts of equipment are being consigned out of that market, Ritchie Bros. will establish a regional auction unit consisting of sales personnel and support staff. The regional auction unit will typically hold auctions on temporary leased sites -- sometimes repeatedly at one or two sites and sometimes at different sites. Once the Company establishes that it can hold at least three significant auctions per year in a region, management assesses the advantages of acquiring land and creating a permanent auction site for the region. Regional auction units and the personnel at permanent sites also conduct off-site auctions in their regions when justified by the nature, quantity and location of the equipment.

     Expand into New Auction Market Segments. Ritchie Bros. will continue to assess possible opportunities to expand its presence in market segments that the Company has not historically emphasized. Management believes that expansion opportunities exist in agriculture and certain transportation segments of the industrial equipment auction market, among others. Such expansion could be pursued either by acquiring existing businesses, by hiring experienced personnel, or by internally generated growth.

OPERATIONS

     Ritchie Bros. auctions are conducted by employees based at the Company's 13 permanent auction sites in North America and by eight regional auction units based in North America, Europe, Asia and Australia. The auctions are held at permanent sites, leased sites, and on consignor owned land ("off-site" auctions), depending on the nature, amount and location of the equipment to be auctioned.

     Ritchie Bros. has developed a specialized auction site design as a model for its permanent sites. Prototype sites were completed in 1994 in Olympia, Washington and Fort Worth, Texas. These sites include custom designed buildings. The main building is approximately 25,000 square feet including offices, covered theatre style seating for approximately 900 people, an auction display area, space for bidder registration, catering, restrooms, on-site third party financing and meeting areas for representatives from trucking companies, freight forwarders and customs brokers. The main building is designed to accommodate the future addition of satellite transmission equipment so that live two-way feeds of remote auctions can be offered as appropriate technology becomes available.

     The Company solicits equipment consignments of any magnitude, ranging from a single piece of equipment consigned by a local owner-operator to a large equipment fleet offered by a multi-national consortium upon the completion of a major construction project. While the majority of the Company's gross auction sales come from items that sell for less than $100,000, the Company also sells more valuable items of up to and exceeding $500,000.

     The appraisal process is an important step in attracting equipment for an auction. Most appraisals commence with Ritchie Bros. personnel visiting the location of the prospective consignor's equipment, where each item to be appraised is described in a standard format prescribed by the Company. The equipment description includes information such as year of manufacture, manufacturer, model, serial number, attachments and condition, including references to refurbishing required to make each item ready for sale. Photographs are taken of as many of the items as possible. The field appraisal is then entered into the Company's central computer whereupon Ritchie Bros. appraisers assign values to each item of equipment. Upon completion of this initial process, the appraisal and management team consults to arrive at a valuation which will form the basis of a tailor-made proposal for the prospective consignor.

     Ritchie Bros. generally functions as an agent, accepting property on consignment from its selling clients (consignors), but may also purchase and resell equipment as principal. In the case of consignments, the Company sells property as agent of the consignor, bills the buyer for the equipment purchased, receives payment from the buyer, and remits to the consignor the consignor's portion of the buyer's payment after deducting the Company's commission, expenses, and applicable taxes. The Company offers auction services to consignors through straight commission, gross guarantee, or outright purchase. These approaches are described below:

          Straight Commission. Under a straight commission consignment, Ritchie Bros. earns a commission based on the auction sale price of the equipment. The commission rate is negotiated on a consignor-by-consignor basis. In fiscal 1997, straight commission consignments represented 68% of the Company's gross auction sales.

          Gross Guarantee. Under this type of consignment, Ritchie Bros. guarantees the consignor a minimum level of gross sale proceeds, regardless of the actual results of the auction. When the Company guarantees gross proceeds, it earns a commission on the guaranteed amount and typically participates in a negotiated percentage of any proceeds in excess of the guaranteed amount. If auction proceeds are less than the guaranteed amount, the Company's commission would be reduced or, if sufficiently lower, the Company would incur a loss.

          Outright Purchase. Under the outright purchase method, Ritchie Bros. purchases the equipment from the consignor and then auctions the equipment as principal.

Ritchie Bros.' commission structure (and, in the case of outright purchases, pricing) reflects the degree of risk assumed by the Company with respect to the equipment being sold. Lower commissions are generally charged for straight commission sales than for gross guarantee sales. In the case of outright purchases, pricing is based upon the risk of ownership that is assumed by the Company.

     Occasionally, the Company advances to consignors a portion of the estimated auction proceeds prior to the auction. The Company generally makes such advances only after taking possession of the equipment and upon receipt of a security interest in the equipment to secure the obligation.

     Ritchie Bros. has developed a standardized auction procedure that is used in all its locations throughout the world. Most Ritchie Bros. auctions begin with the sale of small items at the commencement of the auction, followed by larger items rolling across a display ramp in front of a covered gallery. The small items are offered at the beginning of the auction to provide time for new participants to become familiar and comfortable with the process. The ramp portion of the auction commences with light vehicles and then proceeds with heavier self-propelled equipment, including trucks, skid steer loaders, loader backhoes, forklifts, wheel loaders, motor graders, crawler tractors, compactors and rollers. Following the auction of these self-propelled items, the auctioneer deploys a mobile sound truck to sell stationary items such as excavators and cranes and smaller items such as compressors, welders and miscellaneous industrial equipment and material. Items are auctioned at an average rate of 80 to 100 items per hour and are sold on an "as-is, where-is" basis.

CUSTOMERS

     The Company considers both consignors and bidders to be its customers.

     Consignors. Ritchie Bros. solicits equipment consignments of all sizes. Consignors range from owner-operators selling a single piece of equipment, small dealers with several pieces of excess equipment, national equipment rental companies with large recurring fleet disposition needs, to large multi-national construction consortiums selling an equipment fleet and excess material upon completion of a project. In fiscal 1997, Ritchie Bros. auctioned equipment for more than 12,000 consignors, ranging from small contractors and equipment operators to Fortune 100 companies and government agencies. During this period, no one consignor accounted for more than 5% of gross auction sales or auction revenues and the top 10 consignors represented less than 15% of gross auction sales. In recent years, Ritchie Bros. has successfully handled consignments for some of the world's leading equipment manufacturers and distributors, and rental, finance, construction and resource companies.

     Bidders. In fiscal 1997, Ritchie Bros. registered over 98,000 bidders, ranging from small contractors and owner-operators to Fortune 100 companies and government agencies. Of these bidders, 31% purchased one or more items. During this period, no one buyer accounted for more than 1% of gross auction sales, and the top 10 represented less than 5% of gross auction sales.

     The Company expands its customer base of equipment buyers by providing a variety of value-added programs and services. For example, in 1994, Ritchie Bros. initiated its Express Bidder program, which includes Platinum, Gold and Orange Express Bidder cards, with the first two categories being restricted to high-volume customers. Possession of a Ritchie Bros. Express Bidder card provides bidders with express check-in procedures and streamlined paperwork processing services.

     The Company believes that it has established a broad international base of equipment buyers by providing a broad selection of equipment, cost efficient operations, an internationally consistent and fair auction process, pre-auction access to all equipment, on-site third party financing, shipping and customs clearance services, a guarantee of free and clear title to all equipment, and an efficient registration and settlement system.

MARKETING AND SALES

     Ritchie Bros.' marketing and sales efforts are led by the Company's sales force of over 100 territory managers who are deployed by geographic region around the world. Each territory manager is primarily responsible for the development of customer relationships and solicitation of consignments in the manager's region. Each territory manager is also involved in the appraisal and proposal presentation process. To encourage global teamwork and superior customer service, none of the Company's employees is paid a commission. Territory managers, and all other Ritchie Bros. employees, are compensated by a combination of base salary and performance bonus.

     In support of Ritchie Bros. territory managers, the Company maintains a dual marketing strategy, promoting both Ritchie Bros. and the auction industry in general in what the Company refers to as 'institutional' advertising, and marketing in respect of specific auctions. The dual strategy is designed to attract both consignors and bidders. The institutional advertising includes the use of trade journals and magazines and attendance at numerous trade shows held around the world, such as Conexpo in Las Vegas, Intermat in Paris and Bauma in Munich. The Company also participates in international, national and local trade associations. The auction advertising consists of the production and mailing of full color pictorial auction brochures to a strategic selection from the Company's proprietary database of over 250,000 customers. Trade journal, newspaper, radio and television advertising augments the effort. The Company also maintains a web site on the internet at www.rbauction.com, which is updated daily by the addition of major items consigned that day to upcoming auctions.

     In addition to regional marketing through its territory managers, the Company markets through its national accounts team to large national customers, typically consisting of major equipment owners (such as rental companies) or manufacturers who have recurring, large scale equipment disposition requirements in various regions and countries and can benefit from Ritchie Bros.' international network of auction sites.

     Building strong name recognition throughout its target markets is an important part of the Company's marketing program. Accordingly, the Company has implemented programs to continually enhance recognition of the Ritchie Bros. corporate name and logo through consistent design elements in its advertising, signage, facilities, and employee uniforms.

COMPETITION

     The international used equipment market and the industrial equipment auction market are highly fragmented. The Company competes for potential purchasers of industrial equipment with other auction companies and with indirect competitors, such as equipment manufacturers, distributors and dealers that sell new or used equipment, and equipment rental companies. The Company also competes for potential consignors with other auction companies and with indirect competitors, such as used equipment dealers. The Company believes that the principal competitive factors in the industrial equipment auction market are reputation, customer service, commission pricing and structure, and the ability to attract the bidders necessary to generate the best possible prices. Some of the Company's indirect competitors have significantly greater financial and marketing resources and name recognition than the Company. See "Risk Factors -- Competition."

     In calendar 1996, the Company's gross auction sales were more than three times the gross auction sales of its closest direct competitor in the industrial equipment auction market. In addition, based upon an industry resource that reports results for 35 of the largest companies in the construction segment of the industrial equipment auction market, in calendar 1996 the Company's reported gross auction sales in that segment exceeded the combined gross auction sales of the other 34 reported companies.

FACILITIES

     The Company's headquarters is located in Vancouver, Canada, on property owned by the Company. Although the Company leases some temporary auction sites, the Company prefers to purchase permanent auction sites once it has determined that a region can generate sufficient auction revenues. The Company attempts to locate permanent sites in industrial areas close to major cities. Permanent sites generally range in size from 20 to 40 acres. The current permanent auction sites, each of which is owned by the Company, are listed below.

                           LOCATION                 YEAR PLACED IN SERVICE     SIZE (ACRES)
            --------------------------------------  ----------------------     ------------
            UNITED STATES
              Phoenix, Arizona....................           1987                    9
              Denver, Colorado....................           1985                   39
              Tampa, Florida......................           1995                   48
              Atlanta, Georgia....................           1997                   40
              Minneapolis, Minnesota..............           1991                   29
              Fort Worth, Texas...................           1994                   60
              Houston, Texas......................           1993                   25
              Olympia, Washington.................           1994                   26
            CANADA
              Edmonton, Alberta...................           1976                   25
              Prince George, British Columbia.....           1980                   32
              Vancouver, British Columbia.........           1979                    8
              Halifax, Nova Scotia................           1997                   26
              Toronto, Ontario....................           1988                   17

     In addition, the Company currently has eight regional auction units that conduct recurring auction operations on leased sites in Baltimore; Chicago; Riverside; Montreal; Subic Bay, Philippines; Rotterdam, The Netherlands; Toluca, Mexico; and Brisbane, Australia. All such premises are leased on a short-term basis. The Company has offices in an additional 29 locations worldwide.

EMPLOYEES

     At July 31, 1997, the Company had 306 full-time employees. The Company also employs approximately 300 employees on a recurring temporary basis in connection with its auctions. The Company expects to increase its customer service and auction yard employees as it expands its operations. The Company is not subject to any collective bargaining agreements and believes that its relationships with its employees are good.

GOVERNMENTAL AND ENVIRONMENTAL REGULATIONS

     In the countries in which it operates, the Company is subject to a variety of federal, provincial, state and local laws, rules and regulations relating to, among other things, the auction business, imports and exports of equipment, worker safety and the use, storage, discharge and disposal of environmentally sensitive materials. In addition, the Company is subject to various local zoning requirements with regard to the location of its auction sites, which vary from location to location.

     Under certain of the laws regulating the use, storage, discharge and disposal of environmentally sensitive materials, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with its site acquisitions, the Company obtains Phase I environmental assessment reports prepared by independent environmental consultants. A Phase I assessment consists of a site visit, historical record review, interviews and reports, with the purpose of identifying potential environmental conditions associated with the subject property. There can be no assurance, however, that acquired or leased sites have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits.

     The Company has received from the Department of Ecology of the State of Washington (the "DOE") a Notice of Correction with respect to the Company's management of wastewater and hazardous waste at its Olympia, Washington auction site. The Company and the DOE have agreed upon a schedule of compliance for the site, which includes, among other things, the design and installation of a waste water recycling system and improved procedures for handling and containing solid and hazardous wastes. The Company intends to use the resulting upgraded design of the Olympia site, which will exceed applicable regulatory requirements, as a model for its other permanent auction sites.

     The Company believes that it is in compliance in all material respects with all laws, rules, regulations and requirements that affect its business, other than as discussed above with respect to the Olympia, Washington site, and that compliance with such laws, rules, regulations and requirements do not impose a material impediment on the Company's ability to conduct its business.

LEGAL PROCEEDINGS

     From time to time the Company has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company or on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Information with respect to the Company's directors and executive officers (the "Executive Officers") is set forth below.

        NAME          AGE                    POSITION(S)
--------------------  ---    --------------------------------------------
David E. Ritchie....  61     Chairman of the Board and Chief Executive
                             Officer
C. Russell Cmolik...  51     Director, President and Chief Operating
                             Officer
Peter J. Blake......  36     Director, Vice President, Finance and
                             Chief Financial Officer
John T. Wild........  61     Vice President, Administration and Secretary

     David E. Ritchie, a co-founder of the Company, has led the Company since 1974. He currently serves as its Chairman and Chief Executive Officer, positions recently established by the Company in connection with the Reorganization.

     C. Russell Cmolik joined the Company in 1973 as its Controller from a predecessor firm of KPMG, where he was a Chartered Accountant. Mr. Cmolik has acted as the Company's Chief Financial Officer and was appointed President and General Manager in 1991 and to the recently established position of Chief Operating Officer in July 1997. He has served as a Director of the Company since 1975.

     Peter J. Blake was hired as the Company's Controller in 1991, following his tenure as a Chartered Accountant with Price Waterhouse and predecessor firms of KPMG. Mr. Blake was appointed Vice President, Finance in 1994. In July 1997, he was appointed Chief Financial Officer and elected as a Director of the Company.

     John T. Wild joined the Company in 1981 as a Regional Business Manager following a 22-year career with a major industrial finance and leasing firm. Mr. Wild was appointed Regional Manager of the Company's Prairie Region in 1991 and Vice President, Administration in 1996. In July 1997, he was appointed Secretary of the Company.

BOARD OF DIRECTORS

     The Company's Articles of Amalgamation provide for a Board of Directors consisting of between three and ten directors. Three directors currently serve on the Board, all of whom are officers or employees of the Company or its affiliates. Following the Offering, the Company intends to appoint at least two directors who are neither officers nor employees of the Company or its affiliates ("independent directors").

     Upon the appointment of the independent directors, the Board of Directors will establish an Audit Committee and a Compensation Committee. The Audit Committee, a majority of which will be composed of independent directors, will be responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and for reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors. The Compensation Committee, which will include at least one independent director, will be responsible for reviewing and approving all compensation arrangements for officers of the Company.

     The Canada Business Corporations Act provides that a company may indemnify its directors and officers as to certain liabilities. The Company's By-laws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company intends to enter into separate indemnification agreements with each of its directors and officers to effectuate these provisions and to purchase directors' and officers' liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

COMPENSATION OF DIRECTORS

     Directors who are not independent directors will receive no compensation for serving on the Board of Directors. It is expected that independent directors will receive an annual retainer fee for their services, attendance fees for board or committee meetings attended by them and equity compensation in the form of Common Shares or stock options. All directors will be reimbursed for expenses incurred in connection with attendance at board and committee meetings.

EXECUTIVE COMPENSATION

     Of the four Executive Officers listed above, only Peter Blake was paid a salary and bonus during the 1997 fiscal year. The other Executive Officers received distributions based on their interests in the predecessor entities to the Company. After the Reorganization, the Executive Officers will each be paid an annual salary and participate with other officers and employees of the Company in the Company's performance bonus program, which considers both Company and individual performance for a given year. Normalized salary and bonus compensation to the Executive Officers for fiscal 1997 would have been approximately $1.1 million if the Reorganization had been effected prior to the commencement of such fiscal year.

EMPLOYMENT AGREEMENTS

     The Company has entered into individual employment agreements (the "Executive Employment Agreements") with each of the Executive Officers. The Executive Employment Agreements may be terminated by the Company at any time, generally upon notice. The Executive Employment Agreements provide for an annual base salary which may be increased by agreement between the Executive Officer and the Company. The Executive Employment Agreements also provide for annual bonuses to be determined in accordance with the Company's performance bonus program. If any of the Executive Officers is terminated without just cause, the Executive Employment Agreements provide for severance payments in an amount of up to eight weeks of the Executive Officer's then current annual salary. The Executive Employment Agreements also include certain noncompetition, nonsolicitation and confidentiality provisions.

STOCK OPTION PLAN

     The Stock Option Plan was adopted by the Company's Board of Directors and the Company's shareholders in July 1997. The Stock Option Plan provides for the award of stock options to selected employees, directors and officers of the Company and to other persons approved by the Board of Directors or its Compensation Committee. Of the 1,500,000 shares that are authorized to be issued under the Stock Option Plan, (a) options to purchase 133,000 shares with an exercise price of $0.10 per share were issued to employees in July 1997 (the "July Options"), (b) options to purchase 63,333 shares with an exercise price of $0.10 per share will be issued to other employees prior to consummation of the Offering (the "October Options"), and (c) the remaining 1,303,667 shares are reserved for issuance pursuant to future option grants. The July Options were granted, and the October Options will be granted, pursuant to the Company's Employee Equity Participation Program described below. Unless extended or determined otherwise by the Stock Option Plan administrator, the July Options will remain exercisable until the earliest of: (i) July 30, 2004, (ii) 60 days from the date on which the optionee ceases to be employed by, or provide services to, the Company, or (iii) if the optionee's employment or eligibility ceases by reason of his or her death or if the optionee dies prior to the expiration of the 60-day period described in clause (ii) above, 180 days from the date of death. The Company anticipates that the exercise price of options granted under the Stock Option Plan after consummation of the Offering will be equal to the fair market value of the underlying Common Shares on the grant date. The Stock Option Plan is currently administered by the Board of Directors, which has the authority, subject to the terms of the Stock Option Plan, to determine the persons to whom options may be granted, the exercise price and number of shares subject to each option, the character of the grant, the time or times at which all or a portion of each option may be exercised and certain other provisions.

EMPLOYEE EQUITY PARTICIPATION PROGRAM

     As part of the Reorganization, the 15 beneficial owners of the Company's predecessor entities will receive Common Shares in respect of their interests in such predecessor entities. Substantially all the full-time employees of the Company who are not beneficial owners of such predecessor entities have been, or prior to consummation of the Offering will be, granted an equity interest in the Company (the "Employee Equity Participation Program") by means of issuances of Common Shares at a price of $0.10 per share or grants of options under the Company's Stock Option Plan with an exercise price of $0.10 per share. The Employee Equity Participation Program includes, in addition to the grants of the July Options and the October Options, the issuance of 386,000 Common Shares to employees in July 1997 (the "July Shares") and the further issuance of 111,999 Common Shares to other employees prior to consummation of the Offering (the "October Shares").

     The July Shares, the Common Shares issuable upon exercise of the July Options and certain of the October Shares and Common Shares issuable upon exercise of the October Options will be subject to certain purchase rights granted to a special purpose company which are exercisable at a price of $0.10 per share, if the employment of the holder of such shares or options with the Company is terminated for reasons other than death or retirement. The amount of shares subject to such rights will be reduced by 20% on each of the first five anniversaries of the consummation of the Offering.

                              CERTAIN TRANSACTIONS

     In fiscal 1995, 1996 and 1997, the Company entered into agreements with D.E.R. Resorts Ltd. ("Resorts"), a corporation controlled by David E. Ritchie, a co-founder and the Chairman and Chief Executive Officer of the Company, pursuant to which Resorts agreed to provide meeting rooms, accommodations, meals and recreational activities at its facilities on Stuart Island in British Columbia, Canada, for certain customers of the Company. The agreements set forth the maximum number of excursions to be provided during a given year and the fees and costs per excursion. The Company paid to Resorts $308,000, $315,000 and $312,000 under the agreements in fiscal 1995, 1996 and 1997, respectively. The Company and Resorts have entered into similar agreements for fiscal 1998, at rates substantially similar to those set forth in the fiscal 1997 agreements. The Company intends to enter into similar agreements with Resorts in the future.

     Historically, certain affiliates of the predecessor entities to the Company have made, directly or indirectly, various loans to such predecessor entities. The loans generally are non-interest bearing until after demand. As at April 30, 1997, the aggregate outstanding amount of such loans was approximately $2.5 million. Outstanding loans will be repaid prior to consummation of the Offering in connection with the Reorganization. See Note 3 to the Company's combined financial statements included elsewhere in this Prospectus and "The Reorganization."

     Management believes that the terms of each of the transactions discussed above are at least as favourable to the Company as could have been obtained from a third party.

     The Company has adopted a policy requiring that future transactions between the Company and its officers, directors and principal shareholders and their affiliates be approved by a majority of the disinterested members of the Board of Directors. Under circumstances where the Company has only two disinterested directors, the approval of both such directors will be required.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Shares as of September 1, 1997, as adjusted to give effect to (i) the issuance of Common Shares in connection with the Reorganization, as if the Reorganization had been completed prior to such date and the issuance of the July Shares and the October Shares, and (ii) the sale of the Common Shares offered hereby by (1) each person who is known by the Company to own beneficially 10% or more of the Company's Common Shares and (2) all directors and Executive Officers as a group.

                                                                            PERCENT BENEFICIALLY OWNED(1)
                                                              SHARES        ------------------------------
            10% BENEFICIAL OWNERS, DIRECTORS               BENEFICIALLY                            AFTER
                 AND EXECUTIVE OFFICERS                       OWNED         PRIOR TO OFFERING     OFFERING
--------------------------------------------------------   ------------     -----------------     --------
David E. Ritchie........................................    4,938,123               37.4%             30.6%
  1806 5th Street
  Nisku, Alberta
  Canada T9E 7V5
C. Russell Cmolik.......................................    2,098,702               15.9              13.0
  9200 Bridgeport Road
  Richmond, British Columbia
  Canada V6X 1S1
All Directors and Executive Officers as a group.........    7,390,398               55.9              45.9
(four persons)(2)

---------------

(1) All amounts assume no exercise of the Underwriters' over-allotment option.

(2) A portion of the Common Shares owned by the Executive Officers is subject to certain purchase rights and contractual restrictions on transfer. See "Management -- Employee Equity Participation Program" and "Shares Eligible for Future Sale."

                          DESCRIPTION OF SHARE CAPITAL

     The following summary of certain provisions of the Common Shares, the Senior Preferred Shares and the Junior Preferred Shares (the Senior and Junior Preferred Shares being the "Preferred Shares") does not purport to be complete and is subject, and qualified in its entirety by, the provisions of the Articles of Amalgamation and By-laws of Ritchie Bros. which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

     Upon consummation of the Offering, the authorized share capital of Ritchie Bros. will consist of an unlimited number of Common Shares, without par value, 16,113,666 shares of which will be issued and outstanding, an unlimited number of Senior Preferred Shares, without par value, none of which will be issued and outstanding, and an unlimited number of Junior Preferred Shares, without par value, none of which will be issued and outstanding. Immediately prior to consummation of the Offering, approximately 22.4% of the Company's outstanding Common Shares will be held in the United States by six holders of record.

COMMON SHARES

     Holders of Common Shares are entitled to one vote for each share held on all matters submitted to a vote of the shareholders, including the election of directors. Accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all of the directors standing for election. The Articles of Amalgamation of Ritchie Bros. do not provide for cumulative voting in the election of directors. There are no limitations on the rights of non-resident or foreign owners to hold or vote Common Shares. Subject to preferences that may be applicable to any Preferred Shares outstanding at the time, holders of Common Shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Ritchie Bros., holders of Common Shares are entitled to share ratably in all assets remaining after payment of liabilities of Ritchie Bros. and the liquidation preferences, if any, of any outstanding Preferred Shares. Holders of Common Shares have no preemptive rights and no rights to convert their Common Shares into any other securities and there are no redemption provisions with respect to such shares. All outstanding Common Shares upon consummation of the Offering will be fully paid and non-assessable. The rights, preferences and privileges of holders of Common Shares are subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Shares which Ritchie Bros. may designate and issue in the future.

PREFERRED SHARES

     The Articles of Amalgamation of Ritchie Bros. provide that the Board of Directors, without further action by the shareholders, may issue Preferred Shares in one or more series and may fix or alter the relative, participating, optional or other rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description of shares constituting any wholly unissued series of Preferred Shares. The Board of Directors, without further shareholder approval, can issue Preferred Shares with voting and conversion rights which could adversely affect the voting power of the holders of Common Shares. No Preferred Shares will be outstanding upon consummation of the Offering and Ritchie Bros. currently has no plans to issue Preferred Shares. The issuance of Preferred Shares in certain circumstances may have the effect of delaying or preventing a change of control of the Company without further action by the shareholders, may discourage bids for the Common Shares at a premium over the market price of the Common Shares, and may adversely affect the market price and the voting and other rights of the holders of Common Shares.

MODIFICATIONS, SUBDIVISIONS AND CONSOLIDATIONS

     In accordance with the Canada Business Corporations Act, the amendment of certain rights of holders of a class of shares, including Common Shares, requires the approval of not less than two-thirds of the votes cast by the holders of such shares voting separately as a class at a special meeting of such holders. In circumstances where the rights of a class of shares may be amended, the shareholders have the right under the Canada Business

Corporations Act to dissent from such amendment and require that Ritchie Bros. pay them the then fair value of the shares.

LISTING

     Application has been made to have the Common Shares approved for listing on the New York Stock Exchange under the symbol "RBA."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Shares is Bank of Montreal Trust Company, New York, New York, and The Trust Company of Bank of Montreal, Vancouver, Canada.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have 16,113,666 Common Shares outstanding. Of these shares, the 2,900,000 Common Shares sold by the Company in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company (as that term is defined under the Securities Act and the regulations promulgated thereunder). The remaining 13,213,666 Common Shares outstanding were issued or sold without registration under the Securities Act and may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemptions provided by Regulation S and Rule 144 promulgated under the Securities Act.

     Of the 13,213,666 Common Shares outstanding immediately prior to consummation of the Offering, 10,250,794 Common Shares (the "Non-U.S. Shares") will have been sold by the Company in reliance upon Regulation S under the Securities Act to persons the Company believes were outside the United States at the time of such sale. Of the Non-U.S. Shares, 7,390,398 Common Shares (the "Non-U.S. Affiliate Shares") will be held by persons the Company believes are affiliates and 2,860,396 Common Shares (the "Non-U.S. Non-Affiliate Shares") will be held by persons the Company believes are not affiliates. Common Shares sold outside the United States in reliance upon Regulation S may, under certain circumstances and subject to applicable laws of other jurisdictions, be resold in the United States by persons other than affiliates of the Company without registration under the Securities Act, in some cases immediately after the date of this Prospectus. Common Shares sold outside the United States in reliance upon Regulation S may, under certain circumstances and subject to applicable laws of other jurisdictions, be resold in the United States by affiliates of the Company beginning as soon as 90 days after the date of this Prospectus, subject to the volume and manner of sale requirements, but not the holding period requirements, of Rule 144 under the Securities Act. All Non-U.S. Shares are subject to the lock-up agreements described below.

     All Common Shares outstanding immediately prior to consummation of the Offering other than the Non-U.S. Shares will be subject to the resale restrictions of Rule 144 under the Securities Act and to the lock-up agreements described below. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, is entitled to sell within any three-month period a number of shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding Common Shares or (ii) the average weekly trading volume of the outstanding Common Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not an affiliate of the Company during the 90 days preceding a proposed sale by such person and who has beneficially owned "restricted securities" for at least two years is entitled to sell such shares under Rule 144 without regard to the volume, manner of sale or notice requirements. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly controls, or is controlled by, or is under common control with such issuer.

     Except for the issuance by the Company of Common Shares to effect the Reorganization and of options under the Stock Option Plan, the Company and its directors, executive officers and certain other shareholders have agreed not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Common Shares or securities convertible into or exchangeable or exercisable for Common Shares or file a registration statement under the Securities Act with respect to the same or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Shares, without the prior written consent of Merrill Lynch for a period of 180 days after the date of this Prospectus. All other holders of Common Shares outstanding immediately prior to consummation of the Offering who are not subject to such lock-up agreement are prohibited from selling their shares while they are subject to certain purchase rights, which do not begin to lapse until the first anniversary of the consummation of the Offering. See "Management -- Employee Equity Participation Program."

     The 15 beneficial owners of the Company's predecessor entities, who together will own approximately 79% of the Common Shares outstanding upon consummation of the Offering, have agreed amongst themselves to further restrict the sale or transfer of their shares. Their agreement provides that until the date of the first anniversary of the consummation of the Offering no party will sell, grant any option to purchase or otherwise transfer or dispose of any Common Shares owned by such party prior to consummation of the Offering. The number of shares subject to such restriction will be reduced by one-third on each of the first, second and third anniversaries of the Offering.

     Immediately prior to consummation of the Offering, options to purchase 196,333 Common Shares will be outstanding under the Stock Option Plan, all of which will be immediately exercisable. An additional 1,303,667 shares will remain available for future option grants under the Stock Option Plan. The Company intends to file a registration statement under the Securities Act after consummation of the Offering to register for resale under the Securities Act all Common Shares reserved for issuance under the Stock Option Plan. Such registration statement will become effective automatically upon filing. Shares issued under the Stock Option Plan after the registration statement is filed may thereafter be sold in the open market, subject, in the case of the various holders, to the Rule 144 volume limitations or prospectus delivery requirements applicable to affiliates and any transfer restrictions imposed on the date of grant or otherwise.

     Prior to the Offering, there has been no public market for the Common Shares. No predictions can be made of the effect, if any, that future sales of Common Shares, options to acquire Common Shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Shares. See "Risk Factors -- Potential Future Dilution" and "-- No Prior Public Market; Possible Volatility of Share Price."

                                TAX CONSEQUENCES

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Perkins Coie, special U.S. tax counsel to the Company, the following summary describes the material U.S. federal income tax matters expected to be relevant to U.S. Holders (as defined below) who hold the Common Shares as capital assets. The following discussion of U.S. federal income tax matters, and the conclusions regarding certain issues of U.S. federal income tax law that are reflected in that discussion, are based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, and administrative and judicial interpretations thereof, all as of the date hereof, and upon certain representations made by officers of the Company, some of which relate to anticipated future factual matters and circumstances. No assurance can be given that changes in existing laws or regulations or their interpretation will not occur, or that such changes will not be retroactive, or that anticipated future factual matters and circumstances will in fact occur.

     As used herein, the term "U.S. Holder" means a beneficial owner of Common Shares who or that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) a domestic partnership within the meaning of the Code (i.e., a partnership created or organized in or under the laws of the United States or any political subdivision thereof), (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (v) a trust, if both (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. trustees or fiduciaries have the authority to control all substantial decisions of the trust.

     Purchasers of the Common Shares offered hereby may be required to pay stamp taxes and other charges, if any, in accordance with the laws and practices of the locality of purchase in addition to the initial public offering price of the Common Shares offered hereby.

     THE DISCUSSION BELOW IS A SUMMARY FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS POTENTIAL TAX CONSIDERATIONS RELEVANT TO THE COMPANY OR THOSE TAX CONSIDERATIONS THAT DEPEND UPON CIRCUMSTANCES SPECIFIC TO EACH INVESTOR. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR INVESTORS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN U.S. FEDERAL INCOME TAX LAWS, SUCH AS ANY U.S. HOLDER WHO OWNS, DIRECTLY OR INDIRECTLY, 10% OR MORE OF THE TOTAL COMBINED VOTING POWER OF ALL CLASSES OF STOCK OF RITCHIE BROS., DEALERS IN SECURITIES, TAX-EXEMPT ENTITIES, BANKS, INSURANCE COMPANIES AND NON-U.S. HOLDERS. PURCHASERS OF THE COMMON SHARES SHOULD THEREFORE SATISFY THEMSELVES AS TO THE OVERALL TAX CONSEQUENCES OF THEIR OWNERSHIP OF THE COMMON SHARES, INCLUDING THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES THEREOF (WHICH ARE NOT REVIEWED HEREIN), AND SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

U.S. TAXATION OF U.S. HOLDERS OF COMMON SHARES

     Dividends

     Dividends paid on the Common Shares will be taxable to a U.S. Holder as ordinary income to the extent such dividends are paid out of the current or accumulated earnings and profits of Ritchie Bros (as determined for U.S. federal income tax purposes). Any distribution by Ritchie Bros. in excess of its current and accumulated earnings and profits will be treated first as a return of capital which will reduce the U.S. Holder's adjusted basis in the Common Shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder's adjusted basis in the Common Shares, the distribution will constitute gain from the sale or exchange of property. Dividends received on the Common Shares by a corporate holder generally will not be eligible for the dividends received deduction.

     In the case of U.S. Holders who are not residents of Canada, the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), provides that dividends received in respect of the Common Shares generally will be subject to a 15% Canadian withholding tax. For U.S. federal income tax purposes, the gross amount of a distribution with respect to Common Shares will include the amount of any Canadian federal income tax withheld. Subject to the limitations set forth in the Code, as modified by the

Convention, U.S. Holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for Canadian income tax withheld from dividends paid in respect of Common Shares. Dividends on the Common Shares generally will be foreign source "passive income" for U.S. foreign tax credit purposes. The rules relating to the determination of the foreign tax credit are complex and prospective purchasers should consult their personal tax advisors to determine whether and to what extent they would be entitled to such credit. U.S. Holders that do not elect to claim a foreign tax credit in respect of any foreign taxes paid in a taxable year may instead claim a deduction for Canadian income tax withheld in respect of the Common Shares for the taxable year.

     If a dividend is paid in Canadian dollars, the amount includible in income will be the U.S. dollar value of the Canadian dollars distributed, as determined on the date of receipt by the U.S. Holder, or by a nominee, custodian or other agent of such holder, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder will have a tax basis in such Canadian dollars for U.S. federal income tax purposes equal to their U.S. dollar value on the date of receipt. Any subsequent gain or loss in respect of such Canadian dollars arising from exchange rate fluctuations will be ordinary income or loss.

     Sale of Common Shares

     Any gain or loss on the sale or exchange of the Common Shares (which generally would include the receipt of property in a liquidating distribution) generally will be treated as capital gain or loss. Under recently enacted legislation, an individual U.S. Holder generally will be subject to tax on the net amount of his or her capital gain realized on the sale or exchange of the Common Shares at a maximum rate of (i) 28% for Common Shares held for more than one year but not more than eighteen months, (ii) 20% for Common Shares held for more than eighteen months and (iii) provided that the holding period for such shares begins after December 31, 2000, 18% for Common Shares held for more than five years. Special rules (and generally lower maximum rates) apply for individuals whose taxable income is below certain levels. Gain realized by a U.S. Holder on the sale or other disposition of the Common Shares generally will be treated as income from sources within the United States for purposes of applicable foreign tax credit limitations, unless the gain is attributable to an office or fixed place of business maintained by the holder outside the United States and certain other conditions are met.

     Capital loss realized by a noncorporate U.S. Holder is allowable as an offset against capital gain and up to $3,000 of ordinary income. Capital loss realized by a corporate U.S. Holder is allowable as an offset only against capital gain. Capital loss not utilized in any taxable year by a noncorporate U.S. Holder may be carried forward indefinitely and used to offset capital gain and up to $3,000 of ordinary income in any future taxable year; capital loss not utilized by a corporate U.S. Holder must first be carried back and applied against gain in the three years preceding the year of the sale giving rise to the loss, and then may be carried forward to the five taxable years subsequent to the year of such sale.

     Backup Withholding

     A U.S. Holder may be subject to backup withholding at the rate of 31% with respect to certain payments to such holder, such as the proceeds of a sale, redemption or other disposition of Common Shares (and in certain situations, dividends thereon), unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements. In addition, such payments, including dividends, may be subject to information reporting. A U.S. Holder who does not provide Ritchie Bros. with the holder's correct taxpayer identification number may be subject to penalties. Any amount of backup withholding may be credited against the holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of McCarthy Tetrault, Canadian counsel to the Company, the following summary fairly describes the principal Canadian federal income tax consequences of the acquisition, ownership and disposition of Common Shares generally applicable to holders of Common Shares ("U.S. Residents") who (i) are residents of the United States for the purposes of the Convention, (ii) are not residents of Canada for the purposes of the Canadian Tax Act, (iii) hold their Common Shares as capital property, (iv) deal at arm's length with the Company for the purposes of the Canadian Tax Act and (v) do not use or hold, and are not deemed under the Canadian Tax Act to use or hold, such Common Shares in carrying on a business in Canada. Common Shares will generally be considered to be capital property to a U.S. Resident unless they are held as inventory in the course of carrying on a business or were acquired in a transaction considered to be an adventure or concern in the nature of trade.

     This summary is based upon the current provisions of the Income Tax Act (Canada) and the regulations enacted thereunder as at the date hereof (collectively, the "Canadian Tax Act"), counsel's understanding of the current published administrative and assessing policies of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada") and all specific proposals to amend the Canadian Tax Act (collectively, the "Proposed Amendments") publicly announced by the Minister of Finance before the date hereof, and the provisions of the Convention as at the date hereof. This summary does not take into account provincial, territorial or foreign income tax considerations, and does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative action except to the extent of the Proposed Amendments. No assurance can be given that any of the Proposed Amendments will be enacted into law or that legislation will implement the Proposed Amendments in the manner now proposed.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL POSSIBLE INCOME TAX CONSIDERATIONS AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR U.S. RESIDENT. ACCORDINGLY, U.S. RESIDENTS SHOULD CONSULT THEIR OWN INDEPENDENT TAX ADVISORS FOR ADVICE WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES. THE DISCUSSION BELOW IS QUALIFIED ACCORDINGLY.

     A U.S. Resident will generally not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of Common Shares unless such Common Shares are "taxable Canadian property" to the U.S. Resident. The Common Shares will not generally constitute taxable Canadian property to a U.S. Resident unless either (i) at any time during the five year period immediately preceding the disposition of the Common Shares by such U.S. Resident, 25% or more of the issued shares (and in the view of Revenue Canada, taking into account any rights to acquire shares) of any class or series of the capital stock of the Company were owned by such U.S. Resident, persons with whom the U.S. Resident did not deal at arm's length or such U.S. Resident together with those persons, or (ii) the U.S. Resident's Common Shares are otherwise deemed to be taxable Canadian property to him or her.

     Dividends which are paid or credited, or are deemed to be paid or credited, to a U.S. Resident in respect of the Common Shares will generally be subject to Canadian withholding tax on the gross amount of such dividends. Currently under the Convention, the rate of Canadian withholding tax applicable to dividends paid or credited by the Company to a U.S. Resident is (i) 5% of the gross amount of the dividends if the beneficial owner of the dividends is a corporation which owns at least 10% of the voting stock of the Company and (ii) 15% of the gross amount of the dividends if the beneficial owner of such dividends is any other resident of the United States.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE AND OTHER TAX CONSEQUENCES OF INVESTING IN THE COMPANY. THE STATEMENTS OF UNITED STATES AND CANADIAN LAWS SET OUT ABOVE ARE BASED UPON THE LAWS IN FORCE AS OF THE DATE OF THIS PROSPECTUS, AND ARE SUBJECT TO ANY CHANGES IN SUCH LAWS OCCURRING AFTER SUCH DATE.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") between the Company and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Furman Selz LLC and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the number of Common Shares set forth opposite its name below:

                                                                                NUMBER OF
                                           UNDERWRITERS                          SHARES
                                                                                ---------
        Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated.............................................
        Furman Selz LLC......................................................
        Morgan Stanley & Co. Incorporated....................................

                                                                                ---------
                     Total...................................................
                                                                                ========

     In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Common Shares being sold pursuant to such agreement if any of such Common Shares are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $          per share. The Underwriters
may allow, and such dealers may reallow, a discount not in excess of $ per share to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option to purchase up to an aggregate of 435,000 additional Common Shares, exercisable in whole or in part for 30 days after the date of this Prospectus, to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting commission. To the extent that the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such Common Shares that the number of Common Shares to be purchased by it shown in the foregoing table bears to the total number of Common Shares initially offered to the Underwriters hereby.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Common Shares is completed, the rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for or purchase the Common Shares. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

     If the Underwriters create a short position in the Common Shares in connection with the Offering, the Representatives may reduce that short position by purchasing Common Shares in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Representatives may impose a penalty bid on certain Underwriters and selling group members. If the Representatives purchase Common Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Common Shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Prior to the Offering, there has been no public market for the Common Shares. The initial public offering price will be determined by negotiations among the Company and the Representatives. The factors to be considered in such negotiations are an assessment of the Company's recent results of operations, the future prospects of the Company and its industry in general, market prices of securities of companies engaged in activities similar to those of the Company and prevailing conditions in the securities markets. There can be no assurance that an active market will develop for the Common Shares or that the Common Shares will trade in the public market subsequent to the Offering at or above the initial public offering price.

     Application has been made to list the Common Shares on the New York Stock Exchange. In order to meet one of the requirements for listing the Common Shares on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     Except for the issuance by the Company of Common Shares to effect the Reorganization and of options under the Stock Option Plan, the Company, its directors, executive officers and certain other shareholders have agreed not to, without the prior written consent of Merrill Lynch on behalf of the Underwriters, (i) directly or indirectly, offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Share (other than in the Offering) or any securities convertible into or exercisable or exchangeable for Common Shares or file any registration statement under the Securities Act with respect to any of the same, or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Common Shares, for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The Common Shares have not been and will not be qualified for sale under the securities laws of Canada or any province or territory of Canada. The Common Shares may not be offered or sold, and the Underwriters have agreed not to offer or sell the Common Shares, directly or indirectly, in Canada, or to or for the benefit of any resident thereof, in violation of the securities laws of Canada or any province or territory of Canada.

     Each of the Underwriters has agreed that (i) it has not offered or sold and prior to the date six months after the date of issue of the Common Shares will not offer or sell any Common Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Common Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for the Company by McCarthy Tetrault, Vancouver, British Columbia. Certain other legal matters in connection with the Offering will be passed upon for the Company by Perkins Coie, Portland, Oregon, and for the Underwriters by Shearman & Sterling, Toronto, Ontario and New York, New York. Shearman & Sterling and Perkins Coie will rely as to all matters of Canadian law upon the opinion of McCarthy Tetrault.

                                    EXPERTS

     The financial statements of the Company as of July 31, 1997, and for the period from incorporation on July 28, 1997 to July 31, 1997, and the combined financial statements of the Company as of April 30, 1996 and 1997, and for each of the years in the three-year period ended April 30, 1997, have been included in this Prospectus and in the Registration Statement in reliance upon the report of KPMG, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     The enforcement by investors of civil liabilities under the United States federal securities laws or the securities or blue sky laws of any state within the United States may be affected adversely by the fact that Ritchie Bros. is incorporated under the federal laws of Canada and certain of its subsidiaries are incorporated under the laws of jurisdictions other than the United States, that some or all of the officers and directors of Ritchie Bros. and its subsidiaries may be residents of Canada or other non-U.S. countries, that some or all of the Underwriters or the experts named in this Prospectus may be residents of Canada or other non-U.S. countries, and that all or a substantial portion of the assets of Ritchie Bros., its subsidiaries and said persons may be located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon Ritchie Bros. or such subsidiaries or persons or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities of Ritchie Bros. or such subsidiaries or persons under the United States federal securities laws or the securities or blue sky laws of any state within the United States. In addition, investors should not assume that courts in Canada or in the countries where such subsidiaries are incorporated or such persons reside or in which the assets of Ritchie Bros., its subsidiaries or such persons are located (i) would enforce judgments of United States courts obtained in actions against Ritchie Bros. or such subsidiaries or persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or blue sky laws of any state within the United States or (ii) would enforce, in original actions, liabilities against Ritchie Bros. or such subsidiaries or persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form F-1 (the "Registration Statement") under the Securities Act with respect to the Common Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits thereto on file with the Commission, in accordance with the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission as an exhibit to the Registration Statement. All provisions of such documents that are material to the subject of such statements, however, are described in the appropriate portions of this Prospectus. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities of the Commission at the principal office of the Commission, 450 Fifth Street, N.W., Washington,

D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission in Washington, D.C., upon the payment of the fees prescribed by the Commission. In addition, the Registration Statement may be accessed electronically at the Commission's web site on the internet at www.sec.gov.

     Prior to the Offering, the Company has not been required to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Following consummation of the Offering, the Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. Such reports and other information can be inspected and copied at the addresses, and may be accessed electronically at the web site, set forth above. Upon listing of the Common Shares on the New York Stock Exchange, such reports and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company intends to furnish to its shareholders, proxy statements and annual reports prepared in accordance with applicable Canadian law. The Company's annual report will contain audited consolidated financial statements following the end of each fiscal year and to make available quarterly reports containing unaudited summary consolidated financial information for the first three fiscal quarters of each fiscal year. The Company intends to prepare such financial statements in accordance with Canadian GAAP and to include a reconciliation to U.S. GAAP of the annual consolidated financial statements. As a "foreign private issuer" under the Exchange Act, the Company will be exempt from provisions of the Exchange Act which prescribe the furnishing and content of proxy statements to shareholders and which relate to short swing profit reporting and liability.

                         INDEX TO FINANCIAL STATEMENTS

                   INDEX TO COMBINED FINANCIAL STATEMENTS OF
                           RITCHIE BROS. AUCTIONEERS

                                                                                         PAGE
                                                                                       ------
Independent Auditors' Report...........................................................    F-2
Combined Balance Sheets at April 30, 1996 and 1997 and (unaudited) July 31, 1997 and
  (unaudited -- restated) July 31, 1997................................................    F-3
Combined Statements of Income for the years ended April 30, 1995, 1996 and 1997 and
  (unaudited) three months ended July 31, 1996 and 1997................................    F-4
Combined Statements of Equity, for the years ended April 30, 1995, 1996 and 1997 and
  (unaudited) three months ended July 31, 1996 and 1997................................    F-5
Combined Statements of Cash Flows for the years ended April 30, 1995, 1996 and 1997 and
  (unaudited) three months ended July 31, 1996 and 1997................................    F-6
Notes to Combined Financial Statements.................................................    F-7

                        INDEX TO FINANCIAL STATEMENTS OF
                     RITCHIE BROS. AUCTIONEERS INCORPORATED

Independent Auditors' Report...........................................................   F-16
Balance Sheet at July 31, 1997.........................................................   F-17
Statement of Cash Flows from incorporation on July 28, 1997 to July 31, 1997...........   F-18
Notes to Financial Statements..........................................................   F-19

                   INDEX TO PRO FORMA FINANCIAL STATEMENTS OF
                     RITCHIE BROS. AUCTIONEERS INCORPORATED

Pro Forma Consolidated Balance Sheet at July 31, 1997..................................   F-21
Pro Forma Consolidated Statements of Income for the year ended April 30, 1997 and three
  months ended July 31, 1997...........................................................   F-22
Notes to Pro Forma Consolidated Financial Statements...................................   F-23

                          INDEPENDENT AUDITORS' REPORT

To the Partners and Board of Directors of the entities forming
  RITCHIE BROS. AUCTIONEERS

     We have audited the combined balance sheets of Ritchie Bros. Auctioneers (the "Group") as at April 30, 1996 and 1997 and the combined statements of income, equity and cash flows for each of the years in the three-year period ended April 30, 1997. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these combined financial statements present fairly, in all material respects, the financial position of the Group as at April 30, 1996 and 1997 and the results of its operations and the changes in its financial position for each of the years in the three year period ended April 30, 1997 in accordance with generally accepted accounting principles in Canada.

     Significant differences between the accounting and disclosure requirements of Canadian and United States generally accepted accounting principles are quantified and explained in note 10 to the financial statements.

Richmond, Canada                                                    /s/ KPMG
August 15, 1997, except                                             Chartered Accountants
as to note 11 which is as
of September 25, 1997

                           RITCHIE BROS. AUCTIONEERS

                            COMBINED BALANCE SHEETS
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                             APRIL 30,     APRIL 30,      JULY 31,         JULY 31,
                                               1996          1997           1997             1997
                                             ---------     ---------     -----------     -------------
                                                                                         (UNAUDITED --
                                                                                           RESTATED)
                                                                         (UNAUDITED)      (NOTE 1(l))
ASSETS
Current assets:
  Cash and cash equivalents..............    $  77,161     $  77,980      $  44,023        $   9,072
  Accounts receivable....................       34,895        14,107          6,137            6,137
  Inventory..............................       10,006        18,154         12,009           12,009
  Advances against auction contracts.....        6,121         6,472          7,094            7,094
  Prepaid expenses and deposits..........          570           772            788              788
                                              --------      --------        -------          -------
                                               128,753       117,485         70,051           35,100
Fixed assets (note 2)....................       22,216        25,373         25,556           25,556
                                              --------      --------        -------          -------
                                             $ 150,969     $ 142,858      $  95,607        $  60,656
                                              ========      ========        =======          =======
LIABILITIES AND EQUITY
Current liabilities:
  Auction proceeds payable...............    $  76,003     $  53,477      $  14,128        $  14,128
  Accounts payable and accrued
     liabilities.........................       10,200         8,928          8,919            8,919
  Payables to affiliated entities (note
     3)..................................        3,359         3,818          3,188            3,188
  Current bank loans (note 4)............        1,600         5,194            800              800
  Payables to employees and others (note
     5)..................................        1,222         1,279          1,408            1,408
  Income taxes payable...................        3,237         5,082          5,367            5,367
                                              --------      --------        -------          -------
                                                95,621        77,778         33,810           33,810
Bank term loans (note 6).................        6,547         5,755          5,746            5,746
                                              --------      --------        -------          -------
                                               102,168        83,533         39,556           39,556
Equity...................................       48,801        59,325         56,051           21,100
Subsequent events (note 11)
                                              --------      --------        -------          -------
                                             $ 150,969     $ 142,858      $  95,607        $  60,656
                                              ========      ========        =======          =======

            See accompanying notes to combined financial statements.

                           RITCHIE BROS. AUCTIONEERS

                         COMBINED STATEMENTS OF INCOME
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                              THREE MONTHS ENDED
                                            YEARS ENDED APRIL 30,                  JULY 31,
                                      ----------------------------------     ---------------------
                                        1995         1996         1997         1996         1997
                                      --------     --------     --------     --------     --------
                                                                             (UNAUDITED)
Auction revenues..................    $ 51,326     $ 65,306     $ 72,186     $ 17,155     $ 22,888
Direct expenses...................     (12,979)     (13,138)     (13,908)      (3,320)      (5,011)
                                      --------     --------     --------     --------     --------
                                        38,347       52,168       58,278       13,835       17,877
Expenses:
  Depreciation....................       1,708        1,820        2,014          439          533
  General and administrative......      24,628       26,848       31,099        7,408        8,156
  Employee equity participation
     (note 7(d))..................          --           --           --           --        7,733
                                      --------     --------     --------     --------     --------
                                        26,336       28,668       33,113        7,847       16,422
                                      --------     --------     --------     --------     --------
Income from operations............      12,011       23,500       25,165        5,988        1,455
Other income (expenses):
  Interest expense................      (1,274)      (1,104)      (1,081)        (228)        (319)
  Other...........................         677        1,179          917          121          128
                                      --------     --------     --------     --------     --------
                                          (597)          75         (164)        (107)        (191)
                                      --------     --------     --------     --------     --------
Income before income taxes........      11,414       23,575       25,001        5,881        1,264
Income taxes (note 9).............       2,975        4,428        5,992        1,400        1,883
                                      --------     --------     --------     --------     --------
Net income (loss).................    $  8,439     $ 19,147     $ 19,009     $  4,481     $   (619)
                                      ========     ========     ========     ========     ========

            See accompanying notes to combined financial statements.

                           RITCHIE BROS. AUCTIONEERS

                         COMBINED STATEMENTS OF EQUITY
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                     YEARS ENDED               THREE MONTHS ENDED
                                                      APRIL 30,                     JULY 31,
                                           -------------------------------     -------------------
                                            1995        1996        1997        1996        1997
                                           -------     -------     -------     -------     -------
                                                                                   (UNAUDITED)
Undistributed income, beginning
  balance..............................    $33,915     $36,145     $47,015     $47,015     $58,088
Net income (loss)......................      8,439      19,147      19,009       4,481        (619)
Drawings and dividends.................     (6,192)     (8,281)     (8,073)     (3,801)    (10,147)
Capital contributions..................         --          --         166         164          --
Refundable taxes on investment
  income...............................        (17)          4         (29)         --         (71)
                                           -------     -------     -------     -------     -------
Undistributed income, ending balance...     36,145      47,015      58,088      47,859      47,251
Reorganization costs...................         --          --          --          --        (209)
Employee equity participation (note
  7(d))................................         --          --          --          --       7,733
Share capital..........................      1,885       2,137       2,165       2,150       2,190
Contributed surplus....................      1,200       1,200       1,200       1,200       1,200
Foreign currency translation adjustment
  (note 1(g))..........................     (1,512)     (1,551)     (2,128)     (1,736)     (2,114)
                                           -------     -------     -------     -------     -------
Total equity...........................    $37,718     $48,801     $59,325     $49,473     $56,051
                                           =======     =======     =======     =======     =======

            See accompanying notes to combined financial statements.

                           RITCHIE BROS. AUCTIONEERS

                       COMBINED STATEMENTS OF CASH FLOWS
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                               THREE MONTHS ENDED
                                                YEARS ENDED APRIL 30,               JULY 31,
                                           -------------------------------     -------------------
                                            1995        1996        1997        1996        1997
                                           -------     -------     -------     -------     -------
                                                                                   (UNAUDITED)
Cash provided by (used in)
Operations:
  Net income (loss)....................    $ 8,439     $19,147     $19,009     $ 4,481     $  (619)
  Items not involving the use of cash
     Depreciation......................      1,708       1,820       2,014         439         533
  Employee equity participation........         --          --          --          --       7,733
  Changes in non-cash working capital:
     Accounts receivable...............      2,335     (25,733)     20,788      29,084       7,970
     Inventory.........................     (1,348)      4,983      (8,148)     (1,120)      6,145
     Advances against auction
       contracts.......................      2,457      (2,712)       (351)      3,822        (622)
     Prepaid expenses and deposits.....        517         458        (202)        239         (16)
     Auctions proceeds payable.........      4,685      38,715     (22,526)    (64,476)    (39,349)
     Accounts payable and accrued
       liabilities.....................      2,015       2,444      (1,272)     (6,387)         (9)
     Payables to affiliated entities...        135         174         459          77        (630)
     Income taxes payable..............        786         921       1,845         586         285
     Other.............................        310         (39)       (577)       (185)         14
                                           -------     -------     -------     -------     -------
                                            22,039      40,178      11,039     (33,440)    (18,565)
Financing:
  Issuance (redemption) of share
     capital...........................       (270)        252          28          13          25
  Payables to employees and others.....        592         242          57          93         129
  Bank loans...........................        338      (1,229)      2,802         596      (4,403)
  Drawings and dividends paid..........     (6,192)     (8,281)     (8,073)     (3,801)    (10,147)
  Capital contributions................         --          --         166         164          --
  Refundable taxes on investment
     income............................        (17)          4         (29)         --         (71)
  Reorganization costs.................         --          --          --          --        (209)
                                           -------     -------     -------     -------     -------
                                            (5,549)     (9,012)     (5,049)     (2,935)    (14,676)
Investments:
  Fixed asset additions, net...........     (5,761)     (1,156)     (5,171)     (1,077)       (716)
                                           -------     -------     -------     -------     -------
Increase in cash and cash
  equivalents..........................     10,729      30,010         819     (37,452)    (33,957)
Cash and cash equivalents, beginning of
  period...............................     36,422      47,151      77,161      77,161      77,980
                                           -------     -------     -------     -------     -------
Cash and cash equivalents, end of
  period...............................    $47,151     $77,161     $77,980     $39,709     $44,023
                                           =======     =======     =======     =======     =======

            See accompanying notes to combined financial statements.

                           RITCHIE BROS. AUCTIONEERS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

 APRIL 30, 1995, 1996 AND 1997 AND (UNAUDITED) THREE MONTHS ENDED JULY 31, 1996
                                    AND 1997

1.   SIGNIFICANT ACCOUNTING POLICIES:

(a) Basis of presentation:

     These combined financial statements present the financial position, results of operation and changes in equity and in cash flows of the Ritchie Bros. Auctioneers group of companies and partnerships (the "Group") which will ultimately represent the predecessor business to Ritchie Bros. Auctioneers Incorporated ("Incorporated"), a company incorporated in July, 1997 under the Canada Business Corporations Act. As at and for the three months ended July 31, 1997, these statements include Incorporated since the date of its incorporation. The existing businesses which form the Group will be transferred into corporations, the shares of which will be exchanged by their owners for shares of Incorporated (the "Reorganization") prior to the completion of the proposed public offering of shares of Incorporated. These financial statements have been prepared and presented on a combined basis, as the Group has a common ownership structure and related historical and planned prospective business operations. Since the Group has a common ownership structure, its assets, liabilities, revenues and expenses have been combined at the historical cost amounts recorded in the individual entity accounts. All inter-entity accounts and transactions have been eliminated on combination.

     The combined financial statements of the Group have been prepared in accordance with generally accepted accounting principles in Canada which, except as disclosed in note 10, also comply, in all material respects, with generally accepted accounting principles in the United States.

     The Group includes three partnerships, one situated in Canada and two situated in the United States, all of which are non-taxable entities. The Group also includes the companies that are partners of the United States partnerships and certain, but not all, of the companies that are partners of the Canadian partnership. To the extent that the Group includes these partner entities, these combined financial statements include the provisions for taxes exigible on partnership income. To the extent that the partner entities do not form part of the Group, no taxes have been provided on the net income allocated to those companies. Note 9 sets out the pro forma impact if all income were taxed within the Group. These combined financial statements also do not include any of the other assets, liabilities, revenues or expenses of the partner entities not included in the Group.

(b) Cash equivalents:

     Cash equivalents consist of highly liquid investments having an original term to maturity of three months or less when acquired.

(c) Inventory:

     Inventory is primarily represented by goods held for auction and has been valued at the lower of cost, determined by the specific identification method, and net realizable value.

(d) Advances against auction contracts:

     Advances against auction contracts represent funds advanced to consignors against proceeds from future auctions.

                           RITCHIE BROS. AUCTIONEERS

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

 APRIL 30, 1995, 1996 AND 1997 AND (UNAUDITED) THREE MONTHS ENDED JULY 31, 1996
                                    AND 1997

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
(e) Fixed assets:

     All fixed assets are stated at cost. Depreciation is provided to charge the cost of the assets to operations over their estimated useful lives based on their usage predominantly as follows:

    Improvements                              39 years-straight line
    Buildings                                 39 years-straight line
    Automotive equipment                      30% -- declining balance
    Computer equipment                        30% -- declining balance
    Yard equipment                            20-30% -- declining balance
    Office equipment                          20% -- declining balance
    Leasehold improvements                    Term of leases

(f) Revenue recognition:

     Auction revenues are recognized when the specific items are sold and title passes to the purchaser and are represented by the commissions received from the consignor and the net proceeds received from the sale of self-owned equipment.

(g) Foreign currency translation:

     The Group's reporting currency is the United States dollar. The functional currency for each of the Group's operations is the country of residency. Each of these operations is considered to be self-sustaining. Accordingly, the financial statements of members of the Group that are not located in the United States have been translated into United States dollars using the exchange rate at the end of each reporting period for asset and liability amounts and the average exchange rate for each reporting period for amounts included in the determination of income. Any gains or losses from this translation have been included in the cumulative translation adjustment account which is included in equity.

     Foreign currency denominated transactions are translated into the appropriate functional currency at the exchange rate in effect on the date of the transaction.

     Monetary assets and liabilities recorded in foreign currencies are translated into the appropriate functional currency at the rate of exchange in effect at the balance sheet date. All other exchange gains and losses are included in the determination of income.

(h) Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from such estimates and assumptions.

(i) Financial instruments:

     Carrying amounts of certain of the Group's financial instruments, including cash and cash equivalents, accounts receivable, auction proceeds payable and accounts payable and accrued liabilities, approximate fair

                           RITCHIE BROS. AUCTIONEERS

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

 APRIL 30, 1995, 1996 AND 1997 AND (UNAUDITED) THREE MONTHS ENDED JULY 31, 1996
                                    AND 1997

1.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
value due to their short maturities. Based on borrowing rates currently available to the Group for loans with similar terms, the carrying value of its bank loans approximates fair value.

(j) Credit risk:

     The Group does not extend credit to purchasers of auctioned items. Equipment is not normally released to the purchasers until it is paid for in full.

(k) Unaudited financial information:

     The financial information as at July 31, 1997 and for the three months ended July 31, 1997 and 1996 is unaudited; however, in the opinion of management, such information includes all adjustments necessary (consisting only of normal recurring adjustments) for a fair presentation of such financial information.

(l) Restated balance sheet:

     The restated balance sheet gives pro forma effect at July 31, 1997 to the distribution (note 11(c)) to the existing owners of the Group which occurred after July 31, 1997.

2.   FIXED ASSETS:

     Fixed assets at April 30, 1996 are as follows:

                                                                          ACCUMULATED     NET BOOK
                                                               COST       DEPRECIATION     VALUE
                                                              -------     -----------     --------
Land and improvements.....................................    $10,444       $   440       $ 10,004
Buildings.................................................      9,573         2,041          7,532
Automotive equipment......................................      3,375         1,420          1,955
Computer equipment........................................      1,911         1,280            631
Yard equipment............................................      2,604         1,574          1,030
Office equipment..........................................      2,177         1,485            692
Leasehold improvements....................................        902           530            372
                                                              -------        ------        -------
                                                              $30,986       $ 8,770       $ 22,216
                                                              =======        ======        =======

     Fixed assets at April 30, 1997 are as follows:

                                                                          ACCUMULATED     NET BOOK
                                                               COST       DEPRECIATION     VALUE
                                                              -------     -----------     --------
Land and improvements.....................................    $12,184       $   595       $ 11,589
Buildings.................................................     10,606         2,272          8,334
Automotive equipment......................................      4,022         1,576          2,446
Computer equipment........................................      2,449         1,454            995
Yard equipment............................................      2,672         1,722            950
Office equipment..........................................      2,413         1,620            793
Leasehold improvements....................................        925           659            266
                                                              -------        ------        -------
                                                              $35,271       $ 9,898       $ 25,373
                                                              =======        ======        =======

                           RITCHIE BROS. AUCTIONEERS

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

 APRIL 30, 1995, 1996 AND 1997 AND (UNAUDITED) THREE MONTHS ENDED JULY 31, 1996
                                    AND 1997

2.   FIXED ASSETS (CONTINUED):
     Fixed assets at July 31, 1997 are as follows:

                                                                          ACCUMULATED     NET BOOK
                                                               COST       DEPRECIATION     VALUE
                                                              -------     -----------     --------
Land and improvements.....................................    $12,528       $   656       $ 11,872
Buildings.................................................     10,563         2,342          8,221
Automotive equipment......................................      4,279         1,630          2,649
Computer equipment........................................      2,432         1,477            955
Yard equipment............................................      2,595         1,584          1,011
Office equipment..........................................      2,227         1,599            628
Leasehold improvements....................................        820           600            220
                                                              -------        ------        -------
                                                              $35,444       $ 9,888       $ 25,556
                                                              =======        ======        =======

3.   PAYABLES TO AFFILIATED ENTITIES:

     The payables to affiliated entities to members of the Group are non-interest bearing until after demand, unsecured and due on demand except for a payable of $222,000 which bears interest at the U.S. Government prescribed interest rate. Included in payables to affiliated entities at April 30, 1997 are amounts repayable in Canadian dollars aggregating $3,500,000 (US $2,500,000).

4.   CURRENT BANK LOANS:

                                                               APRIL 30,     APRIL 30,      JULY 31,
                                                                 1996          1997           1997
                                                               ---------     ---------     -----------
                                                                                           (UNAUDITED)
Bank loan, due on demand, bears interest at the Bank's
  prime rate plus 1% and unconditionally secured by the
  beneficial owners........................................     $   903       $ 3,756         $  --
Current portion of bank term loans (note 6)................         602           631           631
Other......................................................          95           807           169
                                                                 ------        ------          ----
                                                                $ 1,600       $ 5,194         $ 800
                                                                 ======        ======          ====

     At April 30, 1997, the bank loan, which was subsequently repaid, was repayable in Australian dollars aggregating $4,800,000.

     At July 31, 1997, the Group has operating credit lines available of in excess of $50,000,000. In addition, the Group has credit lines of approximately $15,000,000 available to fund property acquisitions.

5.   PAYABLES TO EMPLOYEES AND OTHERS:

     The loans from employees are due on demand, unsecured, and bear interest at the U.S. bank prime rate plus 1/2%. Included in payables to employees and others at April 30, 1997 are amounts repayable in Canadian dollars aggregating $860,000 (US $610,000).

                           RITCHIE BROS. AUCTIONEERS

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

 APRIL 30, 1995, 1996 AND 1997 AND (UNAUDITED) THREE MONTHS ENDED JULY 31, 1996
                                    AND 1997

6.   BANK TERM LOANS:

                                                                APRIL      APRIL
                                                                 30,        30,        JULY 31,
                                                                 1996       1997         1997
                                                                ------     ------     -----------
                                                                                      (UNAUDITED)
7.89% term loan, due in monthly instalments of $36,424
  including interest, matured September 1, 1996...............  $2,638     $   --       $    --
8.20% term loan, due in monthly instalments of $60,967
  including interest, maturing September 1, 1997..............   4,366      3,983         3,884
7.88% term loan, due in monthly instalments of $31,162
  including interest, maturing September 1, 1998..............      --      1,872         1,820
Other.........................................................     145        531           673
                                                                ------     ------        ------
                                                                 7,149      6,386         6,377
Less current portion (note 4).................................    (602)      (631)         (631)
                                                                ------     ------        ------
                                                                $6,547     $5,755       $ 5,746
                                                                ======     ======        ======

     The bank term loans are secured by deeds of trust for specific property.

     As at April 30, 1997, principal repayments are required as follows in the next five years (assuming that loans are renewed at equivalent rates):

    1998..........................................................................  $631
    1999..........................................................................   710
    2000..........................................................................   769
    2001..........................................................................   834
    2002..........................................................................   904

     The assets of the Group and the excluded partner entities have been pledged by way of a floating charge debenture against bank term loans.

7.   SHARE CAPITAL - INCORPORATED:

(a) Authorized:

     As at July 31, 1997, Incorporated has the following authorized share capital:

     Unlimited number of common shares, without par value

     Unlimited number of senior preferred shares, without par value, issuable in series

     Unlimited number of junior preferred shares, without par value, issuable in series

(b) Issued:

     At July 31, 1997, Incorporated had issued 386,000 common shares for cash consideration of $0.10 per share (see (d)).

                           RITCHIE BROS. AUCTIONEERS

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

 APRIL 30, 1995, 1996 AND 1997 AND (UNAUDITED) THREE MONTHS ENDED JULY 31, 1996
                                    AND 1997

7.   SHARE CAPITAL - INCORPORATED (CONTINUED):
(c) Options:

     Incorporated has adopted a stock option plan which provides for the award of stock options to selected employees, directors and officers of the Company and to other persons approved by the Board of Directors or its Compensation Committee.

     At July 31, 1997, Incorporated had authorized 1,500,000 common shares to be issued under the plan and had granted stock options to employees to purchase 133,000 common shares with an exercise price of $0.10 per share (see (d)). These options are fully vested and expire on July 31, 2004.

(d) Employee equity participation:

     Substantially all the full-time employees who are not beneficial owners of the predecessor entities to Incorporated have been, or will be prior to the consummation of the offering described in note 11, granted an equity interest in Incorporated pursuant to the Employee Equity Participation Program. This will be by means of issuance of common shares at a cash price of $0.10 per share or grants of stock options having an exercise price of $0.10 per share. At July 31, 1997, Incorporated had issued 386,000 common shares and granted stock options to purchase 133,000 common shares under the Program. The shares issued and options granted have fully vested with the holders. The excess of the estimated mid-point of the offering price range of the shares proposed to be issued to the public of $15 over the issuance price of the shares or the exercise price of the options granted, as applicable in the circumstances, pursuant to the Program is considered to be compensatory for accounting purposes and has been recorded as employee equity participation expense in the accompanying combined financial statements.

                           RITCHIE BROS. AUCTIONEERS

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

 APRIL 30, 1995, 1996 AND 1997 AND (UNAUDITED) THREE MONTHS ENDED JULY 31, 1996
                                    AND 1997

8.   SEGMENTED INFORMATION:

     The Group's principal business activities include the sale of consignment and self-owned equipment at auctions. This business represents a single industry segment.

     Summarized information on the Group's activities generated by geographic segment are as follows:

                                                            UNITED STATES      OTHER      COMBINED
                                                            -------------     -------     --------
April 30, 1995:
  Auction revenues......................................       $31,233        $20,093     $ 51,326
  Income before income taxes............................         6,724          4,690       11,414
  Identifiable assets...................................        56,219         42,405       98,624
April 30, 1996:
  Auction revenues......................................       $35,603        $29,703     $ 65,306
  Income before income taxes............................        10,835         12,740       23,575
  Identifiable assets...................................        93,582         57,387      150,969
April 30, 1997:
  Auction revenues......................................       $36,845        $35,341     $ 72,186
  Income before income taxes............................         8,510         16,491       25,001
  Identifiable assets...................................        82,045         60,813      142,858
July 31, 1996 (Unaudited):
  Auction revenues......................................       $ 9,718        $ 7,437     $ 17,155
  Income before income taxes............................         3,236          2,645        5,881
  Identifiable assets...................................        52,252         29,880       82,132
July 31, 1997 (Unaudited):
  Auction revenues......................................       $13,011        $ 9,877     $ 22,888
  Income before income taxes............................         2,082           (818)       1,264
  Identifiable assets...................................        44,450         51,157       95,607

9.   INCOME TAXES:

     Income tax expense differs from that determined by applying the United States statutory tax rate to the Group's results of operations as follows:

                                             APRIL 30,     APRIL 30,     APRIL 30,     JULY 31,     JULY 31,
                                               1995          1996          1997          1996         1997
                                             ---------     ---------     ---------     --------     --------
                                                                                            (UNAUDITED)
Statutory tax rate in the United
  States.................................          39%           39%           39%          39%          39%
                                               =======       =======       =======       ======       ======
Expected income tax expense..............     $  4,451      $  9,194      $  9,750      $ 2,294      $   493
Differences:
  Different tax rates in non-U.S.
     jurisdictions.......................          386          (903)         (968)         172          174
  Partnership income not taxed in
     Group...............................       (2,425)       (2,854)       (3,342)        (904)        (917)
  U.S. income taxed at lower graduated
     rates...............................          563        (1,009)         (548)        (162)        (110)
  Other..................................           --            --         1,100           --           --
  Employee equity participation expense
     not tax deductible..................           --            --            --           --        2,243
                                               -------       -------       -------       ------       ------
Actual income tax expense................     $  2,975      $  4,428      $  5,992      $ 1,400      $ 1,883
                                               =======       =======       =======       ======       ======

                           RITCHIE BROS. AUCTIONEERS

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

 APRIL 30, 1995, 1996 AND 1997 AND (UNAUDITED) THREE MONTHS ENDED JULY 31, 1996
                                    AND 1997

9.   INCOME TAXES (CONTINUED):
     If all Partnership income were taxed in the Group, income taxes would have been as follows:

                                            APRIL 30,     APRIL 30,     APRIL 30,     JULY 31,     JULY 31,
                                              1995          1996          1997          1996         1997
                                            ---------     ---------     ---------     --------     --------
                                                                                           (UNAUDITED)
Income taxes............................     $  5,245      $  8,778      $  9,407      $ 2,304     $  2,800
                                              -------       -------       -------      -------       ------

10. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

     The combined financial statements are prepared in accordance with generally accepted accounting principles in Canada which differ, in certain respects, from accounting practices generally accepted in the United States and from requirements promulgated by the Securities and Exchange Commission. Material differences to the combined financial statements and related notes of the Group are as follows:

(a) Combined statements of cash flows:

     United States accounting principles require the following supplementary information be presented to a statement of cash flows:

                                                APRIL      APRIL      APRIL       JULY       JULY
                                                 30,        30,        30,        31,        31,
                                                 1995       1996       1997       1996       1997
                                                ------     ------     ------     ------     ------
                                                                                    (UNAUDITED)
Interest paid...............................    $1,262     $1,067     $1,068     $  228     $  310
Income taxes paid...........................    $2,189     $3,507     $4,147     $  814     $1,598
                                                ======     ======     ======     ======     ======

(b) Reorganization costs:

     In accordance with generally accepted accounting principles in Canada, costs incurred with respect to the reorganization of the Group's operations have been charged, net of tax, against equity. Under generally accepted accounting principles in the United States, such amounts are required to be charged against income. Such costs have only been incurred in the three months ended July 31, 1997 and would have the following effect on that period's statement of income:

                                                            CANADIAN                     UNITED STATES
                                                           ACCOUNTING                     ACCOUNTING
                                                           PRINCIPLES     ADJUSTMENT      PRINCIPLES
                                                           ----------     ----------     -------------
Income before income taxes.............................     $  1,264        $ (354)         $   910
Income taxes...........................................        1,883           145            1,738
                                                           ----------     ----------     -------------
Net income (loss)......................................     $   (619)       $ (209)         $  (828)
                                                            ========      ========       ==========

     There would be no effect on total assets or equity.

                           RITCHIE BROS. AUCTIONEERS

    (TABULAR DOLLAR AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

 APRIL 30, 1995, 1996 AND 1997 AND (UNAUDITED) THREE MONTHS ENDED JULY 31, 1996
                                    AND 1997

11. SUBSEQUENT EVENTS:

(a) Reorganization:

     Incorporated and the owners of the Group intend to enter into various agreements which will ultimately result in all of the assets of the Group being acquired and the liabilities assumed by Incorporated for consideration equal to the issuance of 12,715,667 common shares. Subsequent to completion of the Reorganization, Incorporated will operate as a holding company for the predecessor businesses which form the Group. As the business operations and management of Incorporated will be the same as for the Group and the owners of the entities forming the Group will own substantially all of the shares of Incorporated, the Reorganization will be accounted for in a manner similar to the pooling-of-interests method whereby the assets, liabilities, revenues and expenses are combined on a historical basis at the amounts recorded in the predecessor entities.

(b) Offering:

     Subsequent to July 31, 1997, the Board of Directors of Incorporated authorised the filing of a registration statement with the Securities and Exchange Commission in the United States pursuant to which Incorporated will sell and issue up to 2,900,000 common shares (the "Offering"). For services provided in connection with the Offering, Incorporated has agreed to pay the underwriters a per share commission. In addition, Incorporated has granted the underwriters an option to purchase an additional 435,000 common shares at the public offering price for a period of 30 days after the date of the related prospectus.

(c) Distribution:

     In anticipation of the consummation of the Offering and in connection with the Reorganization, the Group has paid a distribution aggregating $34,951,000 to its owners.

(d) Employee Equity Participation Program:

     In connection with the Program described in note 7(d), Incorporated intends to issue an additional 111,999 common shares and grant stock options to purchase an additional 63,333 common shares prior to the consummation of the Offering. These shares will be considered to be compensatory for accounting purposes and additional employee equity participation expense of $2,612,000 will be recorded when the shares are issued and options granted.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  RITCHIE BROS. AUCTIONEERS INCORPORATED

     We have audited the balance sheet of Ritchie Bros. Auctioneers Incorporated as at July 31, 1997 and the statement of cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 1997 and the results of its operations and cash flows for the period then ended in accordance with generally accepted accounting principles in Canada.

Vancouver, Canada                                           /s/ KPMG
September 25, 1997                                         Chartered Accountants

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                                 BALANCE SHEET
                                AT JULY 31, 1997
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Assets:
  Cash...............................................................................    $39
                                                                                         ---
                                                                                         $39
                                                                                         ===
Share Capital (note 2):
  Issued 386,000 common shares.......................................................    $39
                                                                                         ---
                                                                                         $39
                                                                                         ===

Subsequent events (note 3)

                See accompanying notes to financial statements.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                            STATEMENT OF CASH FLOWS
              FROM INCORPORATION ON JULY 28, 1997 TO JULY 31, 1997
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Cash provided by Financing:
  Issuance of common shares..........................................................    $39
                                                                                         ---
Increase in cash, being cash end of period...........................................    $39
                                                                                         ===

                See accompanying notes to financial statements.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                           PERIOD ENDED JULY 31, 1997

1.   OPERATIONS:

     Ritchie Bros. Auctioneers Incorporated ("Incorporated") was incorporated on July 28, 1997 under the Canada Business Corporations Act. These financial statements have been prepared in accordance with generally accepted accounting principles in Canada and also comply, in all material respects, with generally accepted accounting principles in the United States.

2.   SHARE CAPITAL

(a) Authorized:

     As at July 31, 1997, Incorporated has the following authorized share capital:

     Unlimited number of common shares, without par value

     Unlimited number of senior preferred shares, without par value, issuable in series

     Unlimited number of junior preferred shares, without par value, issuable in series

(b) Issued:

     At July 31, 1997, Incorporated had issued 386,000 common shares for cash consideration of $0.10 per share (see (d)).

(c) Options:

     Incorporated has adopted a stock option plan which provides for the award of stock options to selected employees, directors and officers of the Company and to other persons approved by the Board of Directors or its Compensation Committee.

     At July 31, 1997, Incorporated had authorized 1,500,000 common shares to be issued under the plan and had granted stock options to employees to purchase 133,000 common shares with an exercise price of $0.10 per share (see (d)). These options are fully vested and expire on July 31, 2004.

(d) Employee equity participation:

     Substantially all the full-time employees who are not beneficial owners of the predecessor entities to Incorporated have been, or will be prior to the consummation of the offering described in note 3, granted an equity interest in Incorporated pursuant to Incorporated's Employee Equity Participation Program. This will be by means of issuance of common shares at a cash price of $0.10 per share or grants of stock options having an exercise price of $0.10 per share. At July 31, 1997, Incorporated had issued 386,000 common shares and granted stock options to purchase 133,000 common shares under the Program. The shares issued and options granted have fully vested with the holders. The excess of the estimated mid-point of the offering price range of the shares proposed to be issued to the public of $15 over the issuance price of the shares or the exercise price of the options granted, as applicable in the circumstances, pursuant to the Program will be considered to be compensatory for accounting purposes upon completion of the Reorganization and will be recorded as employee equity participation expense in the financial statements of Incorporated at that time.

3.   SUBSEQUENT EVENTS:

(a) Reorganization:

     Incorporated and the owners of the Ritchie Bros. Auctioneers group of companies and partnerships (the "Group") intend to enter into various agreements which will ultimately result in all of the assets of the

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                           PERIOD ENDED JULY 31, 1997

3.   SUBSEQUENT EVENTS: (CONTINUED):
Group being acquired and the liabilities assumed by Incorporated for consideration equal to the issuance of 12,715,667 common shares. Subsequent to completion of the Reorganization, Incorporated will operate as a holding company for the predecessor businesses which form the Group. As the business operations and management of Incorporated will be the same as for the Group and the owners of the entities forming the Group will own substantially all of the shares of Incorporated, the Reorganization will be accounted for in a manner similar to the pooling-of-interests method whereby the assets, liabilities, revenues and expenses are combined on a historical basis at the amounts recorded in the predecessor entities.

(b) Offering:

     Subsequent to July 31, 1997, the Board of Directors of Incorporated authorised the filing of a registration statement with the Securities and Exchange Commission in the United States pursuant to which Incorporated will sell and issue up to 2,900,000 common shares (the "Offering"). For services provided in connection with the Offering, Incorporated has agreed to pay the underwriters a per share commission. In addition, Incorporated has granted the underwriters an option to purchase an additional 435,000 common shares at the public offering price for a period of 30 days after the date of the related prospectus.

(c) Employee Equity Participation Program:

     In connection with the Program described in note 2(d), Incorporated intends to issue an additional 111,999 common shares and grant options to purchase an additional 63,333 common shares prior to the consummation of the offering. These shares will be considered to be compensatory for accounting purposes and additional employee equity participation expense of $2,612,000 will be recorded when the shares are issued and options granted.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                      PRO FORMA CONSOLIDATED BALANCE SHEET
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)
                                AT JULY 31, 1997
                                  (UNAUDITED)

                                                           GROUP        ADJUSTMENTS       PRO FORMA
                                                        -----------     -----------       ---------
                                                        (NOTE 3(a))      (NOTE 3)
ASSETS
Current assets:
  Cash and cash equivalents.........................      $44,023       (b)(34,951)        $ 9,083
                                                                         (c)     11
  Accounts receivable...............................        6,137                            6,137
  Inventory.........................................       12,009                           12,009
  Advances against auction contracts................        7,094                            7,094
  Prepaid expenses and deposits.....................          788                              788
                                                         --------                          -------
                                                           70,051                           35,111
Fixed assets........................................       25,556                           25,556
                                                         --------                          -------
                                                          $95,607                          $60,667
                                                         ========                          =======
LIABILITIES AND EQUITY
Current liabilities:
  Auction proceeds payable..........................      $14,128                          $14,128
  Accounts payable and accrued liabilities..........        8,919                            8,919
  Payables to affiliated entities...................        3,188                            3,188
  Current bank loans................................          800                              800
  Payables to employees and others..................        1,408                            1,408
  Income taxes payable..............................        5,367       (c)   (368)          4,999
                                                         --------                          -------
                                                           33,810                           33,442
Bank term loans.....................................        5,746                            5,746
                                                         --------                          -------
                                                           39,556                           39,188
Share capital.......................................       56,051       (b)(34,951)         23,723
                                                                         (c)  2,623
Retained earnings (deficit).........................                    (c) (2,244)         (2,244)
                                                         --------                          -------
                                                          $95,607                          $60,667
                                                         ========                          =======

     See accompanying notes to pro forma consolidated financial statements.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)
                                  (UNAUDITED)

                                YEAR ENDED APRIL 30, 1997                   THREE MONTHS ENDED JULY 31, 1997
                      ---------------------------------------------   ---------------------------------------------
                      COMPANY     GROUP     ADJUSTMENTS   PRO FORMA   COMPANY     GROUP     ADJUSTMENTS   PRO FORMA
                      --------   --------   -----------   ---------   --------   --------   -----------   ---------
                              (NOTE 4(A))    (NOTE 4)                         (NOTE 4(A))    (NOTE 4)
Auction revenues.....       --   $ 72,186            --   $  72,186         --   $ 22,888            --   $  22,888
Direct expenses......       --    (13,908)           --     (13,908)        --     (5,011)           --      (5,011)
                      --------   --------      --------    --------   --------   --------      --------    --------
                            --     58,278            --      58,278         --     17,877            --      17,877
Expenses:
  Depreciation.......       --      2,014            --       2,014         --        533            --         533
  General and
    administrative...       --     31,099    $(c)   333      31,432         --      8,156     $(c)  789       8,945
  Employee equity
     participation...       --         --            --          --         --      7,733     (b) 2,612      10,345
                      --------   --------      --------    --------   --------   --------      --------    --------
                            --     33,113           333      33,446         --     16,422         3,401      19,823
                      --------   --------      --------    --------   --------   --------      --------    --------
Income from
  operations.........       --     25,165          (333)     24,832         --      1,455        (3,401)     (1,946)
Other income
  (expenses):
  Interest expense...       --     (1,081)           --      (1,081)        --       (319)           --        (319)
  Other..............       --        917            --         917         --        128            --         128
                      --------   --------      --------    --------   --------   --------      --------    --------
                            --       (164)           --        (164)        --       (191)           --        (191)
                      --------   --------      --------    --------   --------   --------      --------    --------
Income before income
  taxes..............       --     25,001          (333)     24,668         --      1,264        (3,401)     (2,137)
Income taxes.........       --      5,992    (d)  3,375       9,267         --      1,883     (d)   241       2,124
                      --------   --------      --------    --------   --------   --------      --------    --------
Net income (loss)....       --   $ 19,009        (3,608)  $  15,401         --   $   (619)   $   (3,642)  $  (4,261)
                      ========   ========      ========    ========   ========   ========      ========    ========
Net income (loss) per
  share..............                                     $    1.06                                       $   (0.29)
Weighted average
  number of shares
  outstanding
  (thousands)........                                        14,473                                          14,473
                                                           ========                                        ========

     See accompanying notes to pro forma consolidated financial statements.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                      (EXPRESSED IN UNITED STATES DOLLARS)

         YEAR ENDED APRIL 30, 1997 AND THREE MONTHS ENDED JULY 31, 1997

1.   BASIS OF PRESENTATION:

     The pro forma consolidated financial statements of Ritchie Bros. Auctioneers Incorporated (the "Company") are based upon the historical financial statements of the Company after giving effect to the transactions described in notes 2, 3 and 4. These pro forma consolidated financial statements are not necessarily indicative of the financial position and results of operations that would have been attained had the transactions actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future.

     The pro forma consolidated financial statements have been compiled from financial information in the:

     (a) audited financial statements of the Company as at and for the period ended July 31, 1997;

     (b) audited combined financial statements of the Ritchie Bros Auctioneers group of companies and partnerships (the "Group") for the year ended April 30, 1997;

     (c) unaudited combined financial statements of the Group as at and for the three months ended July 31, 1997; and

     (d)  the additional information set out in notes 2, 3 and 4.

     The pro forma consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada and also comply, in all material respects with generally accepted accounting principles in the United States. The pro forma consolidated statements of income excludes non-recurring charges or credits directly attributable to the transactions set out herein.

2.   PRO FORMA TRANSACTIONS:

     The pro forma financial statements give effect to the Reorganization, the distribution, the October 1997 transactions under the Employee Equity Participation Program, and adjustments to compensation expense and income taxes resulting therefrom.

(a) Reorganization

     The Company was incorporated on July 28, 1997 under the Canada Business Corporations Act. Upon completion of the Reorganization described below, the Company will hold, directly or indirectly, a 100% interest in subsidiaries that will conduct all of the business operations and own all of the assets of the Group.

     In order for the Company to acquire the operations of the Group, the Reorganization will comprise the following steps:

     (i) the business of the existing partnerships that are in the Group will be transferred into corporations;

     (ii)  the existing partnerships will be transformed into corporations;

     (iii) the shares of the newly incorporated operations of the partnerships will be exchanged for shares of the Company; and

     (iv) the owners of the predecessor entities will become shareholders of the Company.

     Consideration paid by the Company on the acquisition of the businesses of the Group will be 12,715,667 common shares. After giving effect to the Reorganization and the related transactions described below, the former owners of the Group will own approximately 95% of the Company.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                                  (UNAUDITED)
                      (EXPRESSED IN UNITED STATES DOLLARS)

         YEAR ENDED APRIL 30, 1997 AND THREE MONTHS ENDED JULY 31, 1997

2.   PRO FORMA TRANSACTIONS (CONTINUED):
     As the business operations and management of the Company will be the same as the Group, all of the owners of the Group will become shareholders of the Company, and the controlling group of owners of the Group will retain control of the Company, the Reorganization will be accounted for in a manner similar to the pooling-of-interests method whereby the assets, liabilities, revenues and expenses are combined on a historical basis at the amounts recorded in the predecessor entities.

(b) Distribution

     In anticipation of an initial public offering (the "Offering") of the Company's common shares and in connection with the Reorganization, subsequent to July 31, 1997 the Group has paid a distribution aggregating $34,951,000 to the owners of the Group.

(c) Employee Equity Participation Program (the "Program")

     In connection with the Program, the Company intends to issue an additional 111,999 common shares and grant stock options to purchase an additional 63,333 common shares prior to the consummation of the Offering. These shares will be sold or the options will be granted at $0.10 per share. These shares and options will be compensatory for accounting purposes and additional employee equity participation expense will be recorded upon completion of the Reorganization.

3.    PRO FORMA BALANCE SHEET ADJUSTMENTS:

     The pro forma consolidated balance sheet gives effect to the following transactions as if they had occurred on July 31, 1997:

     (a) the Reorganization described in note 2(a), including the conversion for accounting purposes of the accumulated owners' equity of the Group into share capital of the Company;

     (b)  the distribution of $34,951,000 described in note 2(b); and

     (c) the receipt of the cash consideration of $11,200 and the additional capitalization of $2,612,000 related to the compensatory element of the issuances and grants under the Program described in note 2(c).

4.   PRO FORMA INCOME STATEMENT ADJUSTMENTS:

     The pro forma consolidated income statement gives effect to the following transactions as if they had occurred in the periods indicated:

     (a) the Reorganization described in note 2(a) as if it had occurred on May 1, 1996;

     (b) additional employee equity participation expense of $2,612,000 in the three month period ended July 31, 1997 related to the issuances and grants under the Program described in note 2(c);

     (c) additional compensation expense to the senior employees who, prior to the Reorganization, were beneficial owners of certain predecessor entities to the Company. These senior employees were actually compensated in part by means of drawings and income allocations rather than salary and bonus and, in some cases, were compensated by entities that do not form part of the Group; and

     (d) the income tax impacts of the transactions described in (b) and (c) above.

                     RITCHIE BROS. AUCTIONEERS INCORPORATED

                                  (UNAUDITED)
                      (EXPRESSED IN UNITED STATES DOLLARS)

         YEAR ENDED APRIL 30, 1997 AND THREE MONTHS ENDED JULY 31, 1997

5.   SHARE CAPITAL:

     Share capital as at July 31, 1997 in the pro forma consolidated balance sheet is comprised of the following:

                                                                                     ASSIGNED
                                                                                       VALUE
                                                                      NUMBER OF     -----------
                                                                        SHARES
                                                                      ----------    (THOUSANDS)
Share capital, as set out in the audited consolidated financial
  statements of the Company........................................      386,000    $        39
Shares issued on Reorganization....................................   12,715,667         21,061
Shares issued under Program in October.............................      111,999             11
Compensatory element of shares issued and stock options granted in
  October..........................................................           --          2,612
                                                                      ----------    -----------
                                                                      13,213,666    $    23,723
                                                                       =========     ==========

     The fully diluted weighted average shares outstanding equals 386,000 outstanding Common Shares and 133,000 Common Shares issuable upon exercise of options granted by the Company in July 1997, plus 111,999 Common Shares to be issued and 63,333 Common Shares issuable upon exercise of options to be granted by the Company in October 1997 pursuant to the Employee Equity Participation Program, plus 12,715,667 Common Shares to be issued in connection with the Reorganization. In addition, it gives pro forma effect to the issuance of 1,062,800 Common Shares, being that number of shares whose proceeds on the Offering would be necessary to fund the excess of the $35.0 million distribution over net income for the preceding fiscal year. Per share information is presented as if the Common Shares issued or issuable were issued at the beginning of the periods presented.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE COMMON SHARES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    9
The Reorganization....................   14
Use of Proceeds.......................   15
Dividend Policy.......................   15
Capitalization........................   16
Dilution..............................   17
Selected Combined Financial and Other
  Data................................   18
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...............   21
Business..............................   27
Management............................   37
Certain Transactions..................   39
Principal Shareholders................   40
Description of Share Capital..........   41
Shares Eligible for Future Sale.......   42
Tax Consequences......................   44
Underwriting..........................   47
Legal Matters.........................   49
Experts...............................   49
Enforceability of Certain Civil
  Liabilities.........................   49
Additional Information................   49
Index to Financial Statements.........  F-1

                               ------------------

  UNTIL           , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                2,900,000 SHARES

                                      LOGO

                                 RITCHIE BROS.
                                  AUCTIONEERS
                                  INCORPORATED

                                 COMMON SHARES

                                ----------------
                                   PROSPECTUS
                                ----------------

                              MERRILL LYNCH & CO.
                                  FURMAN SELZ
                           MORGAN STANLEY DEAN WITTER

                                              , 1997
======================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED SEPTEMBER 26, 1997
PROSPECTUS

                                2,900,000 SHARES
[RITCHIE BROS. LOGO]
                     RITCHIE BROS. AUCTIONEERS INCORPORATED
                                 COMMON SHARES
                            ------------------------
     All of the Common Shares (the "Common Shares") offered hereby (the "Offering") are being offered by Ritchie Bros. Auctioneers Incorporated internationally outside the United States and in the United States.

     Prior to the Offering, there has been no public market for the Common Shares. It is currently anticipated that the initial public offering price will be between $14.00 and $16.00 per share and will be identical for all offerings. For a discussion of the factors that will be considered in determining the initial public offering price of the Common Shares, see "Underwriting."

     Application has been made to have the Common Shares approved for listing on the New York Stock Exchange under the symbol "RBA."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=====================================================================================================
                                                 PRICE TO         UNDERWRITING        PROCEEDS TO
                                                  PUBLIC          COMMISSION(1)       COMPANY(2)
-----------------------------------------------------------------------------------------------------
Per Share...................................    $               $                  $
-----------------------------------------------------------------------------------------------------
Total(3)....................................  $                 $                  $
=====================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be
    $          .

(3) The Company has granted the Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to 435,000 additional Common Shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Commission and Proceeds to
    Company will be $          , $          and $          , respectively. See
    "Underwriting."
                            ------------------------

     The Common Shares offered hereby are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in New York, New York
on or about           , 1997.
                            ------------------------

MERRILL LYNCH INTERNATIONAL
                                                FURMAN SELZ
                                                      MORGAN STANLEY DEAN WITTER
                            ------------------------
                The date of this Prospectus is           , 1997.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE COMMON SHARES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

  THERE ARE RESTRICTIONS ON THE OFFER AND SALE OF THE COMMON SHARES OFFERED HEREBY IN THE UNITED KINGDOM. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT OF 1986 AND THE COMPANIES ACT 1985 WITH RESPECT TO ANYTHING DONE BY ANY PERSON IN RELATION TO THE COMMON SHARES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM MUST BE COMPLIED WITH.

  IN THIS PROSPECTUS, REFERENCE TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS UNLESS STATED OTHERWISE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    9
The Reorganization....................   14
Use of Proceeds.......................   15
Dividend Policy.......................   15
Capitalization........................   16
Dilution..............................   17
Selected Combined Financial and Other
  Data................................   18
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...............   21
Business..............................   27
Management............................   37
Certain Transactions..................   39
Principal Shareholders................   40
Description of Share Capital..........   41
Shares Eligible for Future Sale.......   42
Tax Consequences......................   44
Underwriting..........................   47
Legal Matters.........................   49
Experts...............................   49
Enforceability of Certain Civil
  Liabilities.........................   49
Additional Information................   49
Index to Financial Statements.........  F-1

                               ------------------
  UNTIL           , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                2,900,000 SHARES

                                     [LOGO]

                                 RITCHIE BROS.
                                  AUCTIONEERS
                                  INCORPORATED

                                 COMMON SHARES

                                ----------------
                                   PROSPECTUS
                                ----------------

                          MERRILL LYNCH INTERNATIONAL
                                  FURMAN SELZ
                           MORGAN STANLEY DEAN WITTER

                                              , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses, other than underwriting commissions, payable by the Registrant in connection with the offering described in this Registration Statement. All the expenses are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee.

    Securities and Exchange Commission registration fee......................   $ 16,170
    NASD filing fee..........................................................      5,500
    New York Stock Exchange listing fee......................................    124,850
    Printing and engraving expenses..........................................    120,000
    Legal fees and expenses..................................................    250,000
    Accounting fees and expenses.............................................     50,000
    Transfer Agent and Registrar fees........................................      2,000
    Miscellaneous expenses...................................................     51,480
                                                                                 -------
    Total....................................................................   $620,000
                                                                                 =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 124 of the Canada Business Corporations Act, as amended, provides as follows:

     (1) Indemnification. Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

          (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     (2) Indemnification in Derivative Action. A corporation may with the approval of a court indemnify a person referred to in sub-section (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and (b).

     (3) Indemnity as of Right. Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

          (a) was substantially successful on the merits in his defense of the action or proceeding; and

          (b) fulfills the conditions set out in paragraphs (1)(a) and (b).

     (4) Directors' and Officers' Insurance. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him

          (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

          (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

     (5) Application to Court. A corporation or a person referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

     (6) Notice to Director. An applicant under subsection (5) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

     (7) Other Notice. On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

     Sections 5 and 6 of By-Law No. 1 of the Company provide as follows:

     5. Indemnification of Directors and Officers. The Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Canada Business Corporations Act.

     6. Indemnity of Others. Except as otherwise required by the Canada Business Corporations Act and subject to paragraph 5, the Company may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Company and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Company and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

     The Company carries liability insurance which provides for coverage for officers and directors of the Company and its subsidiaries, subject to a deductible for executive indemnification.

     In addition, the Company intends to enter into separate Indemnification Agreements with each of the Company's officers and directors listed in this Registration Statement, which Agreements will provide for indemnification of the director or officer against certain expenses, judgments, fines and amounts incurred by each officer or director in connection with certain threatened, pending or completed actions, suits or proceedings.

     Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

     During the last three years, the Registrant has sold securities without registration under the Securities Act in the following transaction:

     On July 31, 1997, the Registrant issued to 34 individuals a total of 386,000 Common Shares, each for a price of $0.10 per share. These shares were issued in consideration of these individuals' services to certain affiliates of the Registrant and are exempt from registration under Rule 903 of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

    EXHIBIT NO.                                     DESCRIPTION
    -----------    -----------------------------------------------------------------------------
            1      Form of Purchase Agreement
            3.1    Articles of Amalgamation
            3.2    By-laws
            4      Form of Common Share Certificate
            5      Opinion of McCarthy Tetrault, as to the legality of the securities being registered
            8.1    Opinion of McCarthy Tetrault, as to Canadian tax matters (included in the legal opinion filed as Exhibit 5)
            8.2    Opinion of Perkins Coie, as to United States tax matters
           10.1    1997 Stock Option Plan, as amended
           10.2    Form of Indemnity Agreement for directors and officers
           11      Statement regarding computation of per share earnings
           21      Subsidiaries of the Registrant
           23.1    Consent of McCarthy Tetrault (included in the legal opinion filed as Exhibit
                   5)
           23.2    Consent of Perkins Coie (included in the legal opinion filed as Exhibit 8)
           23.3    Consent of KPMG (contained on page II-6)
           24      Powers of Attorney (included on signature page to this Registration
                   Statement)

     (b) FINANCIAL STATEMENT SCHEDULES

     The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the combined financial statements of the Registrant or related notes thereto.

ITEM 17.  UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Province of British Columbia, on September 25, 1997.

                                          RITCHIE BROS. AUCTIONEERS INCORPORATED

                                        By:      /s/ C. RUSSELL CMOLIK
                                           -------------------------------------
                                                   C. Russell Cmolik
                                         President and Chief Operating Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints C. Russell Cmolik and Peter J. Blake, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 25, 1997.

            /s/ DAVID E. RITCHIE                  Chairman and Chief Executive Officer
---------------------------------------------     (principal executive officer)
              David E. Ritchie

            /s/ C. RUSSELL CMOLIK                 Director, President and Chief Operating
---------------------------------------------     Officer
              C. Russell Cmolik

             /s/ PETER J. BLAKE                   Director, Vice President Finance and
---------------------------------------------     Chief Financial Officer (principal financial
               Peter J. Blake                     and accounting officer)

            /s/ KENNETH D. ASBURY                 Authorized Representative in the United
---------------------------------------------     States
              Kenneth D. Asbury

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

     We consent to the reference to our firm under the captions "Selected Combined Financial and Other Data" and "Experts" and to the use of our reports dated August 15, 1997 (except as to note 11 which is dated as of September 25, 1997) on the combined financial statements of Ritchie Bros. Auctioneers, and to the use of our report dated September 25, 1997 on the financial statements of Ritchie Bros. Auctioneers Incorporated, in the Registration Statement in Form F-1 and related Prospectus of Ritchie Bros. Auctioneers Incorporated for the registration of its Common Shares.

Richmond, Canada                                                        /s/ KPMG
September 25, 1997                                         Chartered Accountants

                                 EXHIBIT INDEX

EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
-----------    ---------------------------------------------------------------------------------
       1       Form of Purchase Agreement
       3.1     Articles of Amalgamation
       3.2     By-laws
       4       Form of Common Share Certificate
       5       Opinion of McCarthy Tetrault, as to the legality of the securities being registered
       8.1     Opinion of McCarthy Tetrault, as to Canadian tax matters (included in the legal opinion filed as Exhibit 5)
       8.2     Opinion of Perkins Coie, as to United States tax matters
      10.1     1997 Stock Option Plan, as amended
      10.2     Form of Indemnity Agreement for directors and officers
      11       Statement regarding computation of per share earnings
      21       Subsidiaries of the Registrant
      23.1     Consent of McCarthy Tetrault (included in the legal opinion filed as Exhibit 5)
      23.2     Consent of Perkins Coie (included in the legal opinion filed as Exhibit 8)
      23.3     Consent of KPMG (contained on page II-6)
      24       Powers of Attorney (included on signature page to this Registration Statement)